UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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IDENTIVE GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IDENTIVE GROUP, INC.

NOTICE OF

2013 ANNUAL MEETING OF STOCKHOLDERS

June 4, 2013

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Identive Group, Inc. (the “Company”), a Delaware corporation, to be held on June 4, 2013, at 10:00 a.m., local time, at the offices of Greenberg Traurig, LLP, One International Place, Boston, Massachusetts 02110, for the following purposes:

1.	To elect one Class III director to serve for a three-year term ending at the annual meeting of stockholders in 2016 and until his successor is duly elected and qualified or until he is removed or resigns;

2.	To ratify the appointment of Ernst & Young GmbH, an independent registered public accounting firm, as the independent auditor of the Company for the fiscal year ending December 31, 2013;

3.	To approve the advisory resolution on the compensation of the Company’s named executive officers for fiscal 2012 (“Say on Pay”); and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

The Board of Directors of the Company recommends that you vote “FOR” the approval of each of the proposals outlined above and as more fully described in the accompanying Proxy Statement.

Only stockholders of record at the close of business on April 15, 2013 are entitled to notice of and to vote at the 2013 Annual Meeting of Stockholders and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the U.S. headquarters of the Company.

All stockholders are cordially invited and encouraged to attend the Annual Meeting. Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Accordingly, please review our proxy materials and request a proxy card to sign, date, and return or submit your proxy or voting instruction card, as applicable, by telephone or through the Internet. Instructions for each type of voting are included in the Notice of Internet Availability of Proxy Materials that you received and on the proxy card. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors of

Identive Group, Inc.

David Wear

Chief Financial Officer and Secretary

Santa Ana, California

April 22, 2013

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IN ANY EVENT, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD. THANK YOU FOR ACTING PROMPTLY.

IDENTIVE GROUP, INC.

PROXY STATEMENT

FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

June 4, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of the Company is furnishing this Proxy Statement to you in connection with the solicitation of proxies for use at our 2013 Annual Meeting of Stockholders to be held on June 4, 2013, at 10:00 a.m., local time, at the offices of Greenberg Traurig, LLP, One International Place, Boston, Massachusetts 02110, or any adjournment(s) or postponement(s) thereof, for the purposes set forth in this Proxy Statement and in the accompanying notice of our 2013 Annual Meeting of Stockholders.

Important Notice Regarding Internet Availability of Proxy Materials and Annual Report

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), the Company is providing access to our proxy materials, including this Proxy Statement, together with a notice of the meeting and our Annual Report, over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive the proxy materials in printed form by mail or electronically by email on an ongoing basis.

The Notice will provide stockholders with instructions regarding how to:

•	View the proxy materials for the Annual Meeting over the Internet; and

•	Instruct the Company to send future proxy materials to stockholders electronically by email.

Choosing to receive the future proxy materials by email will save the Company the cost of printing and mailing documents to our stockholders and will reduce the impact of the Company’s annual stockholders’ meetings on the environment. If a stockholder chooses to receive future proxy materials by email, the stockholder will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive the proxy materials by email will remain in effect until such stockholder terminates the request.

We will begin mailing the Notice of Internet Availability of Proxy Materials on or before April 22, 2013 to all our stockholders entitled to notice of and to vote at the Annual Meeting. Our proxy materials, including this Proxy Statement, will also be available on or before April 22, 2013 on the website referred to in the Notice of Internet Availability of Proxy Materials.

Record Date

Our Board of Directors has fixed the close of business on April 15, 2013 as the record date (the “Record Date”) for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment(s) or postponement(s) thereof.

Shares Outstanding

At the Record Date, approximately 60,259,580 shares of the Company’s Common Stock were outstanding and entitled to vote at the Annual Meeting. In the U.S., our Common Stock is listed on the NASDAQ Global Market (symbol: “INVE”) and in Germany on the Frankfurt Stock Exchange (symbol: “INV”).

Quorum

The holders of one-third (1/3) of the outstanding shares of our Common Stock entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (as described below) will be treated as being present at the Annual Meeting for purposes of establishing a quorum for the transaction of business.

Voting Rights and Vote Required

Each stockholder of record on the Record Date will be entitled to one vote per share of Common Stock held on the Record Date on all matters submitted for consideration of, and to be voted upon by, the stockholders at the Annual Meeting.

Assuming that a quorum is present, the affirmative vote of a plurality of the votes cast is required for the election of the nominee for director. All other matters being submitted to stockholders require the affirmative vote of a majority of the votes cast. Proposal No. 3 (the Say on Pay proposal) is a non-binding, advisory proposal.

Shares which abstain from voting as to a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will be counted for purposes of determining whether a quorum is present for the transaction of business, but will not be considered as voting on such matter. Accordingly, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of the Class III director, which requires a plurality of the votes cast, or other matters being submitted to stockholders, which require an affirmative vote of a majority of votes cast.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector of elections will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting Procedures

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, you are considered the “stockholder of record” with respect to those shares. As the stockholder of record, you have the right to vote in person at the meeting. If you choose to do so, you can bring your proxy card or vote using the ballot provided at the meeting. However, even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold your shares in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the “beneficial owner” of shares held in street name. Because a beneficial owner is not a stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the broker, bank or nominee that holds your shares, giving you the right to vote those shares at the meeting. If you wish to attend the Annual Meeting and vote in person, you will need to contact your broker, bank or nominee to obtain a legal proxy.

If any stockholder is unable to attend the Annual Meeting, the stockholder may vote by proxy as follows:

•	Internet. A stockholder can submit a proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card.

•	Telephone. A stockholder can submit a proxy over the telephone by following the instructions provided on the separate proxy card if the stockholder received a printed set of the proxy materials.

•

Mail. A stockholder that received a printed set of the proxy materials can submit a proxy by mail by completing, signing and returning the separate proxy card in the prepaid and addressed envelope included with the proxy materials.

Stockholders are urged to specify their choices on the proxy they submit by Internet, telephone or mail. If you submit a proxy, but do not specify how you want to vote on a proposal, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted as the Board recommends on each proposal and the persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. Stockholder votes will be tabulated by a representative of Broadridge Financial Solutions, Inc.

Brokers, banks, or other nominees that hold shares of Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are entitled to vote for a beneficial holder on routine matters, such as the ratification of the appointment of Ernst & Young GmbH as the Company’s independent registered public accounting firm, without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holders of such shares, a broker is not entitled to vote shares held for a beneficial holder on non-routine items considered at the Annual Meeting, such as the election of directors and the approval of the advisory resolution on Say on Pay. Consequently, if you do not give your broker specific instructions, your shares may not be voted on the non-routine matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. Please instruct your bank or broker so your vote can be counted on all proposals.

Solicitation of Proxies

The cost of soliciting proxies will be borne by us. We may reimburse brokerage firms, banks and other persons representing the beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by our directors, officers or regular employees without additional compensation.

Revocability of Proxies

Your proxy is revocable at any time before it is voted at the Annual Meeting either by delivering to us a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you have executed and returned a proxy and are present in person at the Annual Meeting and wish to vote at the Annual Meeting, you may elect to do so by notifying the inspector of elections, thereby suspending the power of the proxy holders to vote the proxy previously delivered by you. Attendance at the Annual Meeting, however, will not by itself revoke a proxy previously delivered to us.

Annual Report and Other Matters

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was made available to stockholders with or preceding this Proxy Statement, contains financial and other information about our Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Through our website, www.identive-group.com, we make available free of charge all of our SEC filings, including our proxy statements (including this Proxy Statement), our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 Reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Section 13(a), 15(d), or 16 of the Exchange Act.

We will also provide, without charge to each stockholder of record as of the record date, copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, this Proxy Statement, and the related proxy card. Requests for copies may be made in writing directed to our executive offices at 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, Attn: Investor Relations, or by telephone at (949) 553-4251, or by e-mailing us at info@identive-group.com.

Stockholder Proposals for 2014 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in our proxy materials for the 2014 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must be received at Identive Group, 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, Attention: Secretary, by December 18, 2013. In addition, our Bylaws establish an advance notice procedure with regard to nominations for the election of directors and business proposals to be brought before an Annual Meeting of stockholders by any stockholder (other than matters included in our proxy materials in accordance with Rule 14a-8 under the Exchange Act). Such a proposal will be considered at the 2014 Annual Meeting if we receive notice of such proposal at Identive Group, Inc., 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, Attention: Secretary, not later than February 16, 2014 nor earlier than January 17, 2014, except that if the date of the Annual Meeting for 2014 is changed by more than 30 calendar days from the anniversary date of this Annual Meeting statement, or in the event of a special meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A stockholder’s notice to the Secretary must set forth as to each matter (other than with notices regarding nominations for the election of directors) the stockholder proposes to bring before the 2014 Annual Meeting: (i) a brief description of the business desired to be brought before the 2014 Annual Meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. For a description of the notice requirements regarding nominations for the election of directors, see the section entitled “Policy for Director Recommendations and Nominations” below.

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTOR

Our Board of Directors is divided into three director classes with staggered three-year terms. Currently there are eight directors and one vacancy on the Board of Directors. Three directors serve in Class I (whose terms expire at the 2014 Annual Meeting), three directors serve in Class II (whose terms expire at the 2015 Annual Meeting) and two directors serve in Class III (whose terms expire at this Annual Meeting). Only one of our current Class III directors is being nominated for election at the Annual Meeting. Should his election be confirmed, our Board will comprise seven directors with two vacancies.

The nominee elected at the Annual Meeting will serve for a term ending on the date of the 2016 annual meeting of stockholders and until his successor has been elected and duly qualified, or upon the date of his earlier resignation or removal.

Set forth below is information about the director nominated for election at the Annual Meeting and each of the other current directors:

Name	Age(1)	Position	Director Since
CLASS III DIRECTORS
Richard A. Clarke (2)	61	Director	2012
Phil Libin	41	Director	2011

CLASS I DIRECTORS
Steven Humphreys	52	Director	1996
Dr. Hans Liebler	44	Lead Independent Director	2008
Daniel S. Wenzel	35	Director	2010

CLASS II DIRECTORS
Ayman S. Ashour	53	Chief Executive Officer and Chairman of the Board	2010
Lawrence W. Midland	71	Senior Vice President and Director	2009
Simon Turner	61	Director	2000

(1)	Ages shown are as of April 30, 2013.

(2)	The Board of Directors has determined not to nominate Mr. Clarke for re-election at the Annual Meeting.

NOMINEES

The Nominating Committee of the Board of Directors has recommended, and the Board of Directors has proposed, that Phil Libin be elected as a Class III director at the Annual Meeting. The Board of Directors has determined not to nominate Richard A. Clarke for re-election as a Class III director at the Annual Meeting. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for Mr. Libin, who currently serve as a Class II director of the Company. In the event that he is unable or declines to serve as a director at the time of the Annual Meeting, the proxies received by the proxy holders named in the enclosed proxy will be voted for any nominee who is subsequently designated by the Board of Directors to fill the vacancy. We do not expect, however, that Mr. Libin will decline to serve as a director at the Annual Meeting, as he has agreed to serve if elected.

BUSINESS EXPERIENCE OF DIRECTORS

Class III Directors Whose Terms Expire in 2013

Richard A. Clarke has served as a director of the Company since January 2012 and currently serves as a member of the Strategic Committee of the Board of Directors. Mr. Clarke is an internationally-recognized expert on security, including homeland security, national security, cyber security and counterterrorism. In light of the increasing attention being given to threats of cybersecurity in the U.S. and elsewhere, Mr. Clarke has determined that his business activities are requiring an increasing amount of time and energy and this may limit his availability for participation in Board matters; therefore he is not being nominated as a director at the Annual Meeting. Currently Mr. Clarke is Chairman of Good Harbor Consulting, a strategic risk management firm. From 1992 to 2003, Mr. Clarke served three Presidents as a senior White House Advisor, holding the titles of Special Assistant to the President for Global Affairs, National Coordinator for Security and Counterterrorism, and Special Advisor to the President for Cyber Security. Prior to his White House years, Mr. Clarke served for 19 years in the Pentagon, the Intelligence Community, and State Department. During the Reagan Administration, he was Deputy Assistant Secretary of State for Intelligence. During the Bush Administration, he was Assistant Secretary of State for Political-Military Affairs and coordinated diplomatic efforts to support the 1990–1991 Gulf War and the subsequent security arrangements. He is currently an on-air consultant for ABC News and is an adjunct lecturer at Harvard’s Kennedy School of Government. He holds a B.A. from the University of Pennsylvania and a Masters degree from the Massachusetts Institute of Technology. Mr. Clarke brings to the Board a strategic vision and a deep understanding of electronic security threats, how they relate to geopolitical issues and the technologies being exploited.

Phil Libin has served as a director of the Company since May 2011 and currently serves as a member of the Compensation and Strategic Committees of the Board of Directors. Currently he serves as chief executive officer and director of Evernote, a consumer Internet company that enables users to capture, store and locate information, photos, experiences or ideas on a variety of mobile devices and platforms. Prior to joining Evernote in May 2007, in October 2001 he founded CoreStreet, a provider of smart credential and identity management technologies to governments and large corporations throughout the world, where he served as president and a member of the board of directors until its acquisition by ActivIdentity in January 2009. In October 1997, Mr. Libin founded Engine 5, a Boston-based Internet software development firm where he also served as CEO until the company’s acquisition in January 2011 by Vignette Corporation, a provider of internet content management software, where Mr. Libin subsequently served as principal architect and chief technologist for applications. In determining to nominate Mr. Libin for re-election as a director, the Board of Directors considered Mr. Libin’s experience with mobile platforms, identity management and the consumer sector and his ability to provide the Board and the Company with understanding and insight into the opportunities and challenges created by the intersection of these markets and their relationship to the Company’s strategy.

Class I Directors Whose Terms Expire in 2014

Steven Humphreys has served as a director of the Company since July 1996. He served as Lead Director from May 2010 until April 2013, and currently serves as a member of the Audit, Nominating and Strategic Committees of the Board of Directors. Previously he also served as Chairman of the Board of Directors from April 2000 to March 2007 and from July 1996 to December 1996. Mr. Humphreys also has served as an executive officer of the Company, as President from July 1996 to December 1996 and as President and Chief Executive Officer from December 1996 to April 2000. Since November 2011, Mr. Humphreys has served as chief executive officer of Flywheel Software, Inc., a privately-held location-based mobile solutions company. From October 2008 until its acquisition by SMSC in February 2010, Mr. Humphreys served as Chief Executive Officer and President of Kleer Corporation, a maker of wire audio technology. From October 2001 to October 2003, he served as Chairman of the Board and Chief Executive Officer of ActivCard Corporation (now ActivIdentity), a publicly-listed company until December 2010 and a provider of digital identity solutions, for which he also served as a director from March 2008 until December 2010. Previously, Mr. Humphreys was President of Caere Corporation, an optical character recognition software and systems company. Prior to Caere, he spent ten years with General Electric Company in a variety of positions. Currently, Mr. Humphreys also serves as a director of Flywheel Software and of Giraff Technologies AB, a communications robotics device company. He also serves on the board of Summit Preparatory Charter High School in northern California. Mr. Humphreys holds a B.S. degree from Yale University and M.S. and M.B.A. degrees from Stanford University. He brings to the Board many years’ experience as an executive officer of technology companies and involvement with emerging consumer technologies, as well as knowledge of the U.S. investment markets.

Dr. Hans Liebler has served as a director of the Company since June 2008 and as Lead Independent Director since April 2013. He currently serves as a member of the Audit and Nominating Committees of the Board. Since December 2011, Dr. Liebler has served as a partner of Lenbach Capital GmbH, an investment management firm. From July 2006 to December 2011, he was associated with Lincoln Vale European Partners, an investment management company he co-founded that is focused on strategic long-term investments in European small- and mid-cap companies. Currently, he also serves as Vice Chairman of the supervisory board of Augusta AG and of Investunity AG, as well as a member of the supervisory board of Mercatura Cosmetics AG and autowerkstattgroup N.V. From September 2002 to July 2006, Dr. Liebler managed an investment fund he had conceived for Allianz AG, applying a private equity approach to European publicly listed companies. Previous to this, from September 1996 to September 2002, he worked as a management consultant for McKinsey & Company, initially in the company’s Madrid and New York offices and subsequently as co-leader of McKinsey’s German Corporate Finance practice. From 1993 to 1995, Dr. Liebler was an investment banker for S.G. Warburg in London. Since 1998, Dr. Liebler has also served as an adjunct professor at the European Business School in Germany. He holds a Master’s degree in Business Administration from the University of Munich in Germany and a Ph.D. in Finance from the University of St. Gallen in Switzerland. Dr. Liebler’s experience as a professional investment manager provides the Board with financial expertise and an investor’s perspective.

Daniel S. Wenzel has served as a director of the Company since January 2010 and currently he serves as chairman of the Nominating Committee and as a member of the Compensation Committee of the Board. He was appointed to the Board of Directors following the completion of the Company’s business combination with Bluehill ID AG (“Bluehill ID”). He is a founding partner of Bluehill ID and previously served on the board of directors of Bluehill ID since the company’s founding in March 2007. Mr. Wenzel has served since September 2005 as a delegate and member of the board of Mountain Partners AG, a German-Swiss investment group that he co-founded in September 2005 and for which he is responsible for strategic direction and expansion. Mountain Partners AG currently is the largest stockholder of the Company. Previously, Mr. Wenzel was Chief of Staff responsible for all strategy projects and merger and acquisition transactions and financing at ACG AG from 2001 to September 2005, during which time he successfully achieved the spin-off and the sale of a significant division of the technology group. Prior to this, he worked with Dresdner Bank Latin America in 1998, BNP Paribas in 1999 and Bain & Company in 2000. Mr. Wenzel completed his studies at the WHU, Otto Beisheim Graduate School of Business Management, the Helsinki School of Economics, Finland and the Universidad Adolfo Ibañez, Chile, where he obtained a master’s degree (Diplom-Kaufmann) in business administration. Because of his experience as an investment professional, Mr. Wenzel brings significant knowledge of the capital markets and technology trends to the Board.

Class II Directors Whose Terms Expire in 2015

Ayman S. Ashour has served as Chief Executive Officer and Chairman of the Board of Directors since March 1, 2010. He also serves as Chairman of the Strategic Committee of the Board. Mr. Ashour joined the Company as Executive Chairman of the Board in January 2010 following the completion of the Company’s business combination with Bluehill ID, a Swiss technology firm that he founded in March 2007 and for which he served as CEO and President of the Board of Directors, responsible for executing Bluehill ID’s acquisition growth strategy, until the combination with the Company. Prior to this, from July 2000 to December 2009, Mr. Ashour was the founder and Principal of Newton International Management LLC, a strategy consulting firm focused on the security and identification technology industry, where he provided strategy consulting to business clients. From February 2001 to October 2005, Mr. Ashour was a consultant and later COO and CEO of the Identification Technology business of ASSA ABLOY AB, where he was responsible for the worldwide development of one of the world’s largest RFID companies, comprised of well known brands such as Sokymat, HID and Indala. From 1997 to 2000, he served as Divisional Managing Director, Williams PLC in the Asia Pacific region where he was responsible for Chubb Security, Kidde & Yale brands and managed the global operations of Guardforce International and the Chubb Physical Security Group. From 1990 to 1997, Mr. Ashour was with Williams PLC, where he served as Marketing Director of Kidde Group, Senior Vice President of

Kidde-Fenwal, Inc. and as President of Kidde Fire Fighting, Inc. Mr. Ashour holds a bachelor’s degree in Electronic and Electrical Engineering from the University of Manchester in the UK. He serves on the Board of Directors of Advanced Digital Security Solutions Inc. In addition, Mr. Ashour currently is a partner in the privately-held companies Newton International Management, LLC and Verifier Capital Holdings, LLC. He is also an Adjunct Lecturer for the MBA program at the Sawyer Business School at Suffolk University in Boston, Massachusetts. Mr. Ashour’s many years of experience in the RFID and secure ID industries, track record of success in combining organic and acquisitive growth in growing technology markets, and intimate knowledge of the technologies, markets and operations of the Company bring to the Board strategic vision and leadership and in the industries and market opportunities in which the Company is engaged.

Lawrence W. Midland has served as a Senior Vice President of the Company and as Chairman of our Hirsch subsidiary since January 2012, and as a director of the Company since May 2009. Previously he served as an Executive Vice President of the Company and as President of the Hirsch subsidiary from May 2009 to December 2011, following the completion of the merger of the Company and Hirsch Electronics Corporation. Prior to the merger, Mr. Midland was President of Hirsch Electronics, which he helped found in August 1981, and for which he served as a director. Mr. Midland became President and Chairman of the Board of Hirsch in March 1986 and held those positions continuously until the completion of the merger. Mr. Midland previously served as president of several companies, including Retirement Inns of America, Pension Properties Trust, a California REIT, and Pension Administrative Services. Previously Mr. Midland also held various sales positions in investment related activities following his employment as a field engineer with Shell Oil Company. He holds a B.S. degree in Physics (With Distinction) from the University of Oklahoma and an M.B.A. degree from Pepperdine University. Mr. Midland’s intimate understanding of the Company’s access control business and experience in working with the U.S. government market brings to the Board understanding and insight into technology and sales trends in an area that comprises a significant component of the Company’s revenues.

Simon Turner has served as a director of the Company since July 2000 and currently he serves as chairman of the Audit and Compensation Committees of the Board of Directors. Since his retirement from DSG international plc in December 2008, Mr. Turner has provided consultancy services to large retail companies, including PC manufacturer ACER Group. From January 2006 to December 2008, Mr. Turner served as Group Sourcing Director for consumer electronics retailer DSG international plc. From January 2002 to January 2006, Mr. Turner was Managing Director of the PC World Group of DSG, responsible for operations at PC World, PC World Business and Genesis Communications in the UK and PC City in Europe. From February 1999 to January 2002, Mr. Turner was Managing Director of PC World, a large UK reseller of PCs and PC-related equipment. From December 1996 to February 1999, Mr. Turner was Managing Director of Philips Consumer Electronics, UK and Ireland. Prior to that, he also served as Senior Vice President of Philips Media, Commercial Director of Belling and Company and Group Marketing Manager at Philips Consumer Electronics. Since October 2007, Mr. Turner also has served as a non-executive director of Yorkshire Building Society, the UK’s third largest member-owned savings and loan institution. Currently he also serves as a non-executive director of TradeDoubler AB, a Swedish Internet marketing firm. Mr. Turner holds a B.S. degree from the University of Surrey. Mr. Turner’s successful professional background in management with large technology retailers provides the Board with financial expertise, practical experience and insight into the global retail sales environment.

To our knowledge, there are no family relationships between any of our directors and any other of our directors or executive officers.

Director Independence

Our Board of Directors has reviewed the independence of each of our directors and our director nominee and considered whether any director or nominee has had a material relationship with the Company or our management that could compromise his ability to exercise independent judgment in carrying out his duties and responsibilities. As a result of this review, our Board of Directors affirmatively determined that all of our directors, other than Messrs. Ashour and Midland, are independent under applicable rules of the NASDAQ Stock Market and the SEC.

In connection with the determination of independence of Daniel S. Wenzel, the Board of Directors considered Mr. Wenzel’s relationship with the Company’s largest stockholder, Mountain Partners AG, of which Mr. Wenzel is a co-founder and partner. The Board of Directors determined that such relationship would not compromise Mr. Wenzel’s ability to exercise independent judgment in carrying out his duties and responsibilities. In agreeing to serve as a member of our Board of Directors, Mr. Wenzel must act independently of Mountain Partners AG in discharging his fiduciary duties to stockholders of the Company and also is obligated not to disclose to Mountain Partners AG or use for his own benefit any confidential information that he may obtain during his service on the Board of Directors. Mr. Wenzel disclaims shared voting or dispositive power over any securities held by Mountain Partners AG.

BOARD MEETINGS AND COMMITTEES

Board Leadership Structure

In accordance with the Company’s Bylaws, the Board of Directors elects all officers of the Company, including our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. Currently, Ayman S. Ashour serves as the Company’s Chairman and Chief Executive Officer of the Company. The Board of Directors believes that combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy and provides an effective leadership model for the Company. The Board of Directors has determined that a Lead Independent Director should be elected when the roles of the Chairman of the Board and the Chief Executive Officer are filled by the same person. The Lead Independent Director shall be an independent director as defined by applicable NASDAQ Stock Market rules and the Company’s Corporate Governance Guidelines. The Lead Independent Director shall be elected annually by the independent directors and is responsible for coordinating the activities of the independent directors. In addition, the Lead Independent Director will advise the Chairman of the Board as to the information provided by Company management to the independent directors, manage executive sessions of the Board’s independent directors, and act as principal liaison between the independent directors and the Chairman of the Board. Dr. Hans Liebler currently serves as Lead Independent Director of the Board of Directors. The Board of Directors believes that the current structure of the Board of Directors is appropriate to effectively manage the affairs of the Company.

The Board of Directors’ Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Board Meeting Attendance

Our Board of Directors held seven meetings in 2012, of which six were telephonic meetings and one was a physical meeting. During 2012, we had three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. Each standing committee has a written charter which is available on the Corporate Governance page within the Investor Relations section of our website at www.identive-group.com.

The Board of Directors may choose to amend its committee charters from time to time. All members of our standing Board committees are appointed by the Board of Directors and are non-employee directors. From time to time the Board of Directors may choose to create additional committees. Currently the Board of Directors also has a Strategic Committee and an ad hoc U.S. Government Security Committee.

Each of our current directors attended at least 75% of the meetings of the Board of Directors and meetings of committees on which he served during 2012, except for Mr. Clarke. During each physical Board of Directors’ meeting and additionally as needed, our independent directors meet in executive session without Company management present to address any issues they determine to be appropriate. The Lead Director presides at such executive sessions.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications between our stockholders and our Board of Directors, stockholders may communicate with the Board of Directors by sending an email to info@identive-group.com or by writing to the Board of Directors at: Identive Group, Inc., 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, Attention: Investor Relations. The Investor Relations staff will forward such communication to the Board of Directors or to any individual director or directors to whom the communication is directed as applicable, if the communication is relevant to the Company’s business and financial operations, policies or corporate philosophy. If the communication is unduly hostile, threatening, illegal or similarly inappropriate, or advertisements, solicitations for periodicals or other subscriptions, and other similar communications are received, the Investor Relations staff has the authority to discard the communication or take appropriate legal action regarding the communication.

Director Attendance at Stockholder Meetings

We do not have a policy regarding director attendance at stockholder meetings. One director attended the 2012 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors currently has three standing committees, the Audit, Compensation and Nominating Committees, which are composed of independent directors appointed by the Board. In addition, the Board of Directors has a Strategic Committee and an ad hoc U.S. Government Security Committee that may include both independent directors and employee directors of the Company. From time to time the Board of Directors may choose to create additional committees. The charters of each of our standing committees are available on the Corporate Governance page within the Investor Relations section of our website at www.identive-group.com.

The following table sets forth the current composition of our Board committees:

Name of Director	Audit Committee	Compensation Committee	Nominating Committee	Strategic Committee	US Government Security Committee (ad hoc)
Ayman S. Ashour				Chairman	Chairman
Richard A. Clarke				Member	Member
Steven Humphreys	Member		Member	Member	Member
Phil Libin		Member		Member	Member
Dr. Hans Liebler	Member		Member
Lawrence W. Midland					Member
Simon Turner	Chair	Chair
Daniel Wenzel		Member	Chair

Audit Committee

The Audit Committee of our Board of Directors, established in accordance with Section 3(a)(58)(A) of the Exchange Act, assists our Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our financial reporting processes, system of internal control, process for monitoring compliance with laws and regulations, audit process and standards of business conduct. The internal audit and Sarbanes-Oxley compliance personnel of the Company report directly to the Audit Committee. Currently, the Audit Committee consists of Messrs. Humphreys, Liebler and Turner. Mr. Turner has served as Chairman of the Audit Committee since April 2004. The Audit Committee held nine telephonic meetings during 2012.

Our Board of Directors has determined that each member of the Audit Committee is an “independent director” within the rules of the NASDAQ Stock Market and the requirements set forth in Rule 10A-3(b)(1) of the Exchange Act. Our Board of Directors has further determined that at least two members of the Audit Committee, Steven Humphreys and Simon Turner, are “audit committee financial experts” as defined by Item 407(d)(5) of Regulation S-K under the Exchange Act.

In discharging its duties, our Audit Committee, among its other duties:

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Selects the independent auditors, reviews the independent auditors’ fee arrangements, proposed audit scope and approach; and pre-approves audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible).

•	Reviews on a continuing basis the adequacy of the Company’s system of internal controls.

•	Reviews the performance of the Company’s independent auditors and determines whether it is appropriate to adopt a policy of rotating independent auditors on a regular basis.

•	Oversees the independence of the Company’s independent auditors.

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Reviews with management and the Company’s independent auditors such accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company’s financial statements, as are deemed appropriate for review by the Audit Committee prior to any interim or year-end filings with the SEC or other regulatory body.

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Meets with management and the independent auditors to review and discuss the annual financial statements and the report of the independent auditors thereon and, to the extent the independent auditors or management brings any such matters to the attention of the Audit Committee, to discuss significant issues encountered in the course of the audit work, if any, such as restrictions on the scope of activities or access to required information.

•	Meets quarterly with management and the independent auditors to review and discuss the quarterly financial statements.

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Meets at least quarterly with the auditors in order to ensure sufficient independence is maintained from management and to provide the opportunity for the auditors to brief the members of the Audit Committee in confidence.

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Reviews the Company’s policies relating to the avoidance of conflicts of interest and reviews past or proposed transactions between the Company, members of the Board and management as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets.

•	Reviews all related party transactions for potential conflicts of interest.

See “Report of the Audit Committee of the Board of Directors” below for more information.

Compensation Committee

The Compensation Committee of our Board of Directors held one telephonic meeting and one physical meeting during 2012. Currently, the Compensation Committee consists of Messrs. Libin, Turner and Wenzel, and Mr. Turner serves as Chairman. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the applicable SEC and NASDAQ Stock Market rules.

Pursuant to its charter, the Compensation Committee has responsibility for and authority to:

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Review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and set the Chief Executive Officer’s compensation level based on this evaluation;

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Develop, review and approve compensation policies and practices applicable to the Company’s officers who are deemed to be “executive officers” of the Company for SEC reporting purposes, including the criteria upon which executive compensation is based, the specific relationship of corporate performance to executive compensation and the composition of benefits;

•	Make recommendations to the Board of Directors with respect to the Company’s incentive compensation and equity-based compensation plans;

•	Review the compensation and benefits offered to non-employee directors and recommend changes to the Board of Directors as appropriate; and

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Administer and evaluate the Company’s incentive, equity-based and other executive compensation programs, including approving guidelines, making grants and awards and establishing annual award levels for employee stock options, units, restricted shares and other incentive and equity-based awards under such programs, interpreting and promulgating rules relating to the plans, modifying or canceling grants or awards, designating eligible participants and imposing limitations and conditions on grants or awards.

The Compensation Committee is authorized to delegate any portion of its authority to subcommittees and to engage external independent consultants, as deemed necessary.

Processes and Procedures. On an annual or more frequent basis, the Company’s Chief Executive Officer recommends to the Compensation Committee salary, annual bonus and long-term compensation levels for less senior officers, including the other named executive officers. The executive officers named in the Summary Compensation Table of this proxy statement are referred to as our “Named Executive Officers.” Each Named Executive Officer is reviewed annually based on whether various performance objectives were met during the preceding review period. An evaluation of each officer’s performance is presented to the Compensation Committee and used in the Compensation Committee’s review and analysis of such officer’s overall compensation. No other Named Executive Officer currently has a role in determining or recommending the form or amount of compensation paid to the Named Executive Officers, other than providing such financial or other information as the Compensation Committee may request from time to time. Although the participation of our CEO could influence performance targets, our Compensation Committee rather than our CEO makes all determinations regarding performance goals and targets. Our CEO does not attend any portion of meetings at which his compensation is discussed.

Independent Compensation Consultant. As indicated above, pursuant to its charter, the Compensation Committee has the power, in its discretion, to retain at the Company’s expense, such independent counsel and other advisors and experts as it deems necessary or appropriate to carry out the Compensation Committee’s duties. Under its charter, the Compensation Committee has the express authority to decide whether to retain a compensation consultant to assist in the evaluation of compensation. If the Compensation Committee decides in its discretion to retain such a firm, the Board delegates to the Compensation Committee the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of the Company’s senior executive officers (including all of the Named Executive Officers).

During 2012, the Compensation Committee engaged Radford, an independent compensation consulting firm, to undertake a competitive review of market compensation practices related to chief executive officers, so as to assess the competitiveness of the compensation package currently in place for Ayman S. Ashour, the Company’s chief executive officer. In performing its competitive analysis, Radford compared various compensation elements across 22 U.S. publicly traded companies. Companies selected for comparison included those in the software / networking industry with revenues between $50 million and $200 million and market capitalization up to $250 million. The elements evaluated included cash compensation, equity compensation, total potential share ownership and severance and change of control provisions. The Compensation Committee is aware of no conflicts of interest in engaging Radford as a compensation consultant. Fees paid to Radford for its consulting services in 2012 did not exceed $120,000 and the information provided by Radford was not used to determine or recommend compensation for Mr. Ashour for 2012.

Compensation Committee Interlocks and Insider Participation. No director who served on the Compensation Committee during 2012 and no current member of the Committee is a current or former executive officer or employee of the Company. Other than Mr. Wenzel, no director who served on the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Daniel Wenzel, a director of the Company, is an affiliate of Mountain Partners. As previously disclosed, on January 30, 2012, Bluehill ID AG, a majority-owned subsidiary of the Company, acquired approximately 58.8% of the outstanding shares of payment solution AG, a company organized under the laws of Germany (“payment solution”), pursuant to the terms and conditions contained in Share Exchange Agreements, each dated January 30, 2012, and entered into individually with 18 selling shareholders of payment solution (the “Selling Shareholders”) in Germany and Switzerland. In exchange for the shares of payment solution, the Company issued an aggregate of 1,357,758 shares of its Common Stock to the Selling Shareholders, having a value of approximately €2.35 million (or approximately $3.03 million), or €40,000 per 1% ownership interest in payment solution. The amount of consideration for the payment solution shares was determined by arms’-length negotiations between the Company and the Selling Shareholders. Mountain Partners AG, a significant stockholder of the Company, was a Selling Shareholder and held approximately 10.0% of payment solution immediately prior to the January 2012 transaction. On April 2, 2012, the Company acquired additional non-controlling interest and increased its ownership to approximately 82.5% of the outstanding shares of payment solution, in exchange for 548,114 shares of the Company’s Common Stock.

None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a Director or member of the Compensation Committee during the fiscal year ended December 31, 2012.

The Board of Directors has determined that each member of the Compensation Committee during 2012 was independent within the meaning of applicable NASDAQ Stock Market rules.

Analysis of Risk in Compensation Programs. In setting compensation, the Compensation Committee also considers the risks to the Company’s stockholders, and the Company as a whole, arising out of the Company’s compensation programs. The Committee did not perform a risk analysis of the Company’s compensation practices in 2012. Previously, the Committee considered the various elements of the Company’s compensation practices, including base salary, annual bonus programs, short and long-term incentive awards, the use of cash and equity awards, and how performance is evaluated. While our annual bonus programs may encourage short-term risk taking on the part of participating employees, the Committee believed that these risks were balanced by the use of fixed base salaries and long-term equity incentives that encourage employees to take a long-term view of our business aligned with the interests of the Company’s stockholders. The Committee did not identify any risks arising from the Company’s compensation policies and practices reasonably likely to have a material adverse effect on the Company.

Nominating Committee

The Nominating Committee assists in identifying individuals qualified to become members of the Board of Directors. Currently, the Nominating Committee consists of Messrs. Humphreys, Liebler and Wenzel, with Mr. Wenzel serving as the committee’s Chairman. The Board of Directors has determined that each of the members of the Nominating Committee is independent within the meaning of the NASDAQ Stock Market director independence standards. The Nominating Committee held no meetings during fiscal 2012.

Other Board Committees

Strategic Committee. The Strategic Committee was formed in February 2012 to provide oversight of the Company’s strategic plan. The Strategic Committee maintains a cooperative, interactive strategic planning process with management, including the identification and development of long-term strategic goals and expectations. Currently, the Strategic Committee consists of Messrs. Ashour, Clarke, Humphreys and Libin and Mr. Ashour serves as Chairman.

Ad Hoc U.S. Government Security Committee. The ad hoc U.S. Government Security Committee was formed in February 2012 to review, consider and take action from time to time as necessary with regard to matters relating to issues of U.S. Government security and requiring special U.S. Government clearance procedures. The committee is composed solely of directors who are U.S. citizens and meets on an ad hoc basis.

POLICY FOR DIRECTOR RECOMMENDATIONS AND NOMINATIONS

The primary role of the Nominating Committee is to develop and recommend to the Board of Directors criteria for identifying and evaluating director candidates and to establish a procedure for consideration of director candidates recommended by our stockholders. The Nominating Committee periodically assesses the appropriate size of the Board of Directors and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, the Nominating Committee seeks to identify and evaluate potential candidates at meetings of the Nominating Committee, which can take place at any point during the year.

Candidates may come to the attention of the Board of Directors through current Board members, professional search firms, stockholders or other parties. All candidates are evaluated based on a review of the individual’s qualifications, skills, independence and expertise. The Nominating Committee will consider candidates submitted by stockholders as nominees for election as directors of the Company. Stockholders wishing to have the Nominating Committee consider a candidate should submit the name(s) and supporting information to Corporate Secretary, c/o Identive Group, Inc., at 1900 Carnegie Avenue, Building B, Santa Ana, California 92705 or at Oskar-Messter-Strasse 13, 85737 Ismaning, Germany, and should include the following information: (a) the name(s) and address(es) of the stockholder(s) making the recommendation and of the persons to be nominated; (b) a representation that the stockholder is a record holder of stock of the Company entitled to vote for the election of Directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in the Proxy Statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; (e) the consent of each nominee to serve as a director of the Company if so elected; and (f) appropriate biographical information and a statement as to the qualifications of the candidate. Written notice of a nomination must be received by us within the timeframe described under “Stockholder Proposals for 2014 Annual Meeting of Stockholders” above.

As part of its selection process, the Nominating Committee may consider recommendations of director candidates with diverse backgrounds and experience who are expected to enhance the quality of the Board of Directors, serve stockholders’ long-term interests and contribute to our overall corporate goals. Pursuant to our

Corporate Governance Guidelines, we endeavor to have a Board of Directors representing diverse experience at policy-making levels in various areas that are relevant to our global activities. While the Nominating Committee has not established specific minimum criteria for candidates, the philosophy of the Committee is that directors should possess the highest personal and professional ethics, integrity and values, informed judgment, and sound business experience and be committed to representing the long-term interests of our stockholders. Candidates must also have an inquisitive and objective perspective, the ability to make independent analytical inquiries, practical wisdom and mature judgment. In evaluating candidates, the Nominating Committee may consider a candidate’s work experience related to our business, general professional experience and overall expected contributions to the Board of Directors in relation to other directors already serving on the Board of Directors. When evaluating existing directors for nomination for re-election, the Nominating Committee may also consider the directors’ past Board of Directors and committee meeting attendance and participation.

The Nominating Committee evaluates stockholder-recommended candidates using the same process and the same criteria it uses to evaluate candidates from other sources.

The Nominating Committee has the authority to retain outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions, including sole authority to retain and terminate any search firm used to identify director candidates, and to approve the search firm’s fees and other retention terms.

CORPORATE GOVERNANCE

The Company and our Board of Directors regularly review and evaluate the Company’s corporate governance practices. The Company’s corporate governance documents are posted on the investor relations page of our website at www.identive-group.com.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that assist the Board in following corporate practices that serve the best interests of the Company and its stockholders, including guidelines relating to board composition, director qualifications and selection process, director independence, board committees and auditor independence. The Corporate Governance Guidelines are available on the Corporate Governance page within the Investor Relations section of our website at www.identive-group.com. The Nominating Committee and the Board of Directors review the Corporate Governance Guidelines annually and the Board of Directors may amend the Corporate Governance Guidelines at any time.

Insider Trading Policy

Under our Code of Conduct and Ethics, all employees are prohibited from using confidential information for stock trading purposes. To use material, non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical and against Company policy, it is also illegal. Our Company maintains an insider trading policy applicable to all of its Directors, officers, and employees, their family members, and specially designated outsiders who have access to the Company’s material non-public information. This policy includes restrictions on the timing of transactions involving the Company’s stock and establishes a Compliance Committee that must authorize all proposed stock trades by officers, Directors and designated key employees. Sales of stock obtained through the exercise of stock options are subject to the restrictions of Company trading windows and blackout windows and must be pre-approved by a representative of the Compliance Committee.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct and Ethics for all of our employees, including our Chief Executive Officer, Chief Financial Officer and any other principal accounting officer, and for the members of our Board of Directors. Our Code of Conduct and Ethics is posted on the Corporate Governance page within the Investor Relations section of our website, at www.identive-group.com. The Board of Directors may amend the Code of Conduct and Ethics at any time and has the sole authority to approve any waiver of the Code of Conduct and Ethics relating to the activities of any of our senior financial officers, other executive officers and directors.

COMPENSATION OF DIRECTORS

During 2012, each non-employee member of our Board of Directors was eligible to receive compensation consisting of cash and options awards, which are further described below.

Annual Cash Compensation

During 2012, each non-employee member of our Board of Directors was eligible to receive cash compensation, payable quarterly, as detailed below. However, a director may elect to take, in lieu of cash, restricted stock units or stock under the Company’s 2011 Incentive Compensation Plan. Cash compensation for each eligible director included:

•	an annual retainer of $25,000 paid in cash, or $30,000 paid in stock (representing the cash fee amount plus a 20% uplift for agreeing to accept shares in lieu of cash);

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an additional annual retainer of $5,000 for service on the Audit Committee of the Board of Directors, except for the committee Chairman, who is eligible to receive an annual retainer of $10,000, with all amounts paid in cash or stock; and

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an additional annual retainer of $2,000 for service on the Compensation or Nominating Committees of the Board of Directors, except for the Chairman of such committees, each of whom is eligible to receive an annual retainer of $4,000, with all amounts paid in cash or stock.

Additionally, Identive reimburses its non-employee directors for all reasonable out-of pocket expenses incurred in the performance of their duties as directors, which in practice primarily consist of travel expenses associated with Board of Directors or committee meetings or with committee assignments.

Equity Compensation

During 2012, each of Identive’s non-employee directors was eligible to receive option awards under the terms of the Company’s 2011 Incentive Compensation Plan. Under this plan, new members of the Board of Directors receive an initial option grant to purchase 10,000 shares of Common Stock, or such other number of shares as determined by the Board of Directors in its sole discretion. Continuing members of the Board of Directors who have served for at least six months receive an annual option grant to purchase 20,000 shares of Common Stock, awarded on the date of our Annual Meeting of stockholders. Both of these option grants vest 1/12th per month over the one-year period following the date of grant.

Non-employee directors serving on the Strategic Committee are eligible to receive an option grant to purchase 5,000 shares of Common Stock each quarter, with such options vesting 1/12th per month over the one-year period following the date of grant.

For directors who elect to receive shares in lieu of cash as payment for their service on the Board, such shares received as compensation may not be sold except in exceptional circumstances and subject to the prior approval of the Compensation Committee.

Director Compensation for Fiscal 2012

The following Director Compensation Table sets forth summary information concerning the compensation paid to our current and former non-employee directors for their services to the Company in fiscal 2012:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Total ($)
Richard A. Clarke (2)	$6,250	$22,500	$36,909	$65,659
Steven Humphreys (3)	$32,000	$—	$34,509	$66,509
Phil Libin (4)	$6,750	$24,000	$18,083	$48,833
Dr. Hans Liebler (5)	$13,250	$22,500	$24,243	$59,993
Simon Turner (6)	$39,000	$—	$28,349	$67,349
Daniel Wenzel (7)	$7,750	$27,000	$18,083	$52,833

(1)	The amounts in this column represent the aggregate grant date fair value of awards calculated in accordance with financial accounting standards with respect to the fiscal year in accordance with ASC Topic 718, Compensation-Stock Compensation. The assumptions used in determining grant date fair value of these awards are set forth in Note 4 to our Consolidated Financial Statements appearing in our Annual Report on 10-K filed with the SEC for the period ended December 31, 2012.

(2)	Cash amounts reflect payment to Mr. Clarke for his service as a director for the first quarter of 2012. For the remaining three quarters of 2012, Mr. Clarke elected to receive shares of the Company’s Common Stock in lieu of cash payments. For the second quarter of 2012, in lieu of $6,250 cash and a 20% uplift of $1,250 he received 7,979 shares, which amount was calculated based on dividing the total quarterly cash amount by $0.94, which was the NASDAQ closing price of our Common Stock on June 29, 2012. For the third quarter of 2012, in lieu of $6,250 cash and a 20% uplift of $1,250 he received 8,427 shares, which amount was calculated based on dividing the total quarterly cash amount by $0.89, which was the NASDAQ closing price of our Common Stock on September 28, 2012. For the fourth quarter of 2012, in lieu of $6,250 cash and a 20% uplift of $1,250 he received 5,000 shares, which amount was calculated based on dividing the total quarterly cash amount by $1.50, which was the NASDAQ closing price of our Common Stock on December 31, 2012. At December 31, 2012, Mr. Clarke held options to purchase 30,000 shares of Common Stock, of which 18,958 were exercisable.

(3)	Cash amounts reflect payment of $25,000 for Mr. Humphreys’ service as a director, $5,000 for his service on the Audit Committee and $2,000 for his service on the Nominating Committee in 2012. At December 31, 2012, Mr. Humphreys held options to purchase 117,000 shares of Common Stock, of which 67,625 were exercisable.

(4)	Cash amounts reflect payment to Mr. Libin of $6,250 for his service as a director and $500 for his service on the Compensation Committee for the first quarter of 2012. For the remaining three quarters of 2012, Mr. Libin elected to receive shares of the Company’s Common Stock in lieu of cash payments. For the second quarter of 2012, in lieu of cash payments of $6,250 and a 20% uplift of $1,250 for his Board service and $500 for his service on the Compensation Committee, he received 8,511 shares, which amount was calculated based on dividing the total quarterly cash amount by $0.94, which was the NASDAQ closing price of our Common Stock on June 29, 2012. For the third quarter of 2012, in lieu of cash payments of $6,250 and a 20% uplift of $1,250 for his Board service and $500 for his service on the Compensation Committee, he received 8,989 shares, which amount was calculated based on dividing the total quarterly cash amount by $0.89, which was the NASDAQ closing price of our Common Stock on September 28, 2012. For the fourth quarter of 2012, in lieu of cash payments of $6,250 and a 20% uplift of $1,250 for his Board service and $500 for his service on the Compensation Committee, he received 5,333 shares, which amount was calculated based on dividing the total quarterly cash amount by $1.50, which was the NASDAQ closing price of our Common Stock on December 31, 2012. At December 31, 2012, Mr. Libin held options to purchase 40,000 shares of Common Stock, of which 20,625 were exercisable.

(5)	Cash amounts reflect payment to Dr. Liebler of $6,250 for his service as a director for the first quarter of 2012 and $7,000 for his committee service for all of 2012, which included $5,000 for his service on the Audit Committee and $2,000 for his service on the Nominating Committee. Dr. Liebler elected to receive shares of the Company’s Common Stock in lieu of cash payments for his service as a director for the second, third and fourth quarters of 2012. For the second quarter of 2012, in lieu of $6,250 cash and a 20% uplift of $1,250 he received 7,979 shares, which amount was calculated based on dividing the total quarterly cash amount by $0.94, which was the NASDAQ closing price of our Common Stock on June 29, 2012. For the third quarter of 2012, in lieu of $6,250 cash and a 20% uplift of $1,250 he received 8,427 shares, which amount was calculated based on dividing the total quarterly cash amount by $0.89, which was the NASDAQ closing price of our Common Stock on September 28, 2012. For the fourth quarter of 2012, in lieu of $6,250 cash and a 20% uplift of $1,250 he received 5,000 shares, which amount was calculated based on dividing the total quarterly cash amount by $1.50, which was the NASDAQ closing price of our Common Stock on December 31, 2012. At December 31, 2012, Dr. Liebler held options to purchase 77,000 shares of Common Stock, of which 46,375 were exercisable.

(6)	Cash amounts reflect payment of $25,000 for Mr. Turner’s service as a director, $10,000 for his service as Chair of the Audit Committee and $4,000 for his service as Chair of the Compensation Committee in 2012. At December 31, 2012, Mr. Turner held options to purchase 110,000 shares of Common Stock, of which 70,000 were exercisable.

(7)	Cash amounts reflect payment to Mr. Wenzel of $6,250 for his service as a director, $500 for his service on the Compensation Committee and $1,000 for his service as Chair of the Nominating Committee for the first quarter of 2012. For the remaining three quarters of 2012, Mr. Wenzel elected to receive shares of the Company’s Common Stock in lieu of cash payments. For the second quarter of 2012, in lieu of cash payments of $6,250 and a 20% uplift of $1,250 for his Board service, $500 for his service on the Compensation Committee and $1,000 for his service as Chair of the Nominating Committee, he received 9,574 shares, which amount was calculated based on dividing the total quarterly cash amount by $0.94, which was the NASDAQ closing price of our Common Stock on June 29, 2012. For the third quarter of 2012, in lieu of cash payments of $6,250 and a 20% uplift of $1,250 for his Board service, $500 for his service on the Compensation Committee and $1,000 for his service as Chair of the Nominating Committee, he received 10,112 shares, which amount was calculated based on dividing the total quarterly cash amount by $0.89, which was the NASDAQ closing price of our Common Stock on September 28, 2012. For the fourth quarter of 2012, in lieu of cash payments of $6,250 and a 20% uplift of $1,250 for his Board service, $500 for his service on the Compensation Committee and $1,000 for his service as Chair of the Nominating Committee, he received 6,000 shares, which amount was calculated based on dividing the total quarterly cash amount by $1.50, which was the NASDAQ closing price of our Common Stock on December 31, 2012. At December 31, 2012, Mr. Wenzel held options to purchase 60,000 shares of Common Stock, of which 40,625 were exercisable.

Vote Required

At the Annual Meeting, the nominee receiving a plurality of votes cast will be elected to our Board of Directors. Abstentions, broker non-votes and votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law in the election of directors.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of the Class III nominee listed above.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young GmbH Wirtschaftspruefungsgesellschaft (“E&Y”), an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2013. E&Y has audited our consolidated financial statements since June 2012. Previously Deloitte & Touche GmbH audited our consolidated financial statements. We are asking you to ratify the appointment of E&Y as our independent auditor to audit our financial statements for the fiscal year ending December 31, 2013. We expect that a representative of E&Y will be available at the Annual Meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of E&Y as our independent auditor is not required by our Bylaws or any other applicable legal requirement. However, our Board of Directors is submitting the selection of E&Y to our stockholders for ratification as a matter of good corporate practice. In the event that our stockholders fail to ratify the appointment of E&Y as independent auditor, our Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

In June 2012, the Company, at the direction of the Audit Committee, dismissed its independent registered public accounting firm, Deloitte & Touche GmbH (“D&T”). The reports of D&T on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2011 and December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2011 and 2010 and through the subsequent period ending June 7, 2012, (i) there were no disagreements with D&T on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused D&T to make reference to the subject matter of the disagreement in its reports on the Company’s consolidated financial statements for such years or any subsequent interim period through June 7, 2012, and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act) except for the existence of material weaknesses as of December 31, 2011, as more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The Company reported its change of independent registered accounting firm on a Form 8-K on June 7, 2013. The Form 8-K contained a letter from D&T addressed to the SEC, stating that it agreed with the statements concerning D&T on such Form 8-K.

On June 15, 2012, the Company, at the direction of the Audit Committee, engaged E&Y as its new independent registered public accounting firm for the year ending December 31, 2012. During the Company’s two most recent fiscal years ended December 31, 2011 and through the date of E&Y’s engagement, the Company did not consult with E&Y on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company’s financial statements, and E&Y did not provide either a written report or oral advice to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of any disagreement (as defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Principal Accountant Fees and Services

The aggregate fees billed or to be billed to us by E&Y for the fiscal year ended December 31, 2012 and by D&T for the fiscal year ended December 31, 2011 are as follows:

	2012 (1)	2011
Audit Fees	$551,169	$738,175
Audit-Related Fees	—	88,200
Tax Fees	—	170,430
All Other Fees	—	13,598

Total	$551,169	$1,010,402

(1)	Amounts for 2012 reflect only those fees incurred by E&Y, the independent auditing firm that rendered an audit opinion on our financial statements in our 2012 Annual Report on Form 10-K.

Audit Fees. Audit fees include fees associated with the audit of our annual financial statements included in our Annual Report on Form 10-K, review of our financial statements included in our quarterly reports on Form 10-Q, fees for the statutory audit of subsidiaries and services provided in connection with statutory and regulatory filings or engagements. Audit fees in 2011 included additional audit required for the Company to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and additional audit work related to new entities acquired during the year.

Audit-Related Fees. Audit-related fees principally include fees for due diligence procedures, audit of materials used in registration statements and consultations on accounting and auditing matters.

Tax Fees. Tax fees principally include assistance with preparation of federal, state and foreign tax returns, tax compliance, tax planning and tax advice.

All Other Fees. All other fees in 2011 represent fees paid for a feasibility study to simplify our organizational structure.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accountants

In accordance with the charter of the Audit Committee of our Board of Directors, the Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm, including the estimated fees and other terms of any such engagement. In certain circumstance, the Audit Committee may provide subsequent approval of non-audit services not previously approved. Services provided by our independent registered public accounting firm may include audit services, audit-related services, tax services and other services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee. The Audit Committee considers whether such audit or non-audit services are consistent with the SEC rules on auditor independence. The Audit Committee has determined that the services provided by E&Y are compatible with maintaining the independence of E&Y. All audit, audit-related, tax and other fees set forth in the table above were pre-approved pursuant to this policy.

Vote Required

The affirmative vote of the holders of a majority of the votes cast will be required to ratify the appointment of Ernst & Young GmbH Wirtschaftspruefungsgesellschaft, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2013.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young GmbH Wirtschaftspruefungsgesellschaft, an independent registered public accounting firm, to serve as the Company’s independent auditor for the fiscal year ending December 31, 2013.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our financial reporting processes, system of internal control, process for monitoring compliance with laws and regulations, audit process and standards of business conduct. The Audit Committee manages the relationship with our independent auditor, who reports directly to the Audit Committee. The Audit Committee also oversees the internal audit and Sarbanes-Oxley compliance functions of the Company, which report directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to allocate appropriate funding, as determined by the Audit Committee, for such advice and assistance.

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2012. The Audit Committee also has discussed with the Company’s independent auditor, Ernst & Young GmbH Wirtschaftspruefungsgesellschaft, an independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (“Codification of Statements on Auditing Standards, AU Section 380”), as amended. Furthermore, the Audit Committee has received the written communications from Ernst & Young GmbH Wirtschaftspruefungsgesellschaft required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Ernst & Young GmbH Wirtschaftspruefungsgesellschaft the auditor’s independence from management and our Company, and considered whether the provision of other non-audit services by Ernst & Young GmbH Wirtschaftspruefungsgesellschaft to the Company is compatible with the auditor’s independence.

In performing all these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of our management and independent registered public accountants. Management has primary responsibility for preparing the Company’s financial statements and for our financial reporting process. Our independent auditors, Ernst & Young GmbH Wirtschaftspruefungsgesellschaft, are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States. In reliance on the reviews and discussions referred to in this report, and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal years ended December 31, 2012 be included for filing with the SEC in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and the Board of Directors has approved such inclusion.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Simon Turner, Chairman

Steven Humphreys

Dr. Hans Liebler

[1]	The Audit Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that our Company specifically incorporates such report by reference, and such report will not otherwise be deemed to be soliciting material to be filed under such Acts.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION “SAY ON PAY”

The Company is asking stockholders to approve an advisory resolution on the Company’s compensation of its Named Executive Officers as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has designed the Company’s compensation of its Named Executive Officers to align each Named Executive Officer’s compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain the Named Executive Officers, who are crucial to the Company’s long-term success. You are urged to read the “Compensation Discussion and Analysis,” which describes in more detail the Company’s executive compensation policies, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of the Company’s Named Executive Officers.

The Company’s compensation programs reflect the Company’s commitment to pay-for-performance, with a substantial portion of each Named Executive Officer’s compensation being at-risk and subject to important performance measures aligned with long-term stockholder value. During 2012, a significant percentage of each Named Executive Officer’s total compensation was at-risk, being comprised of performance-based cash bonus, stock option awards and stock awards, which become valuable to the executive only upon realized share appreciation. The Compensation Committee sets a significant portion of the compensation of the Named Executive Officers based on their ability to achieve annual operational objectives that advance the Company’s long-term business objectives and that are designed to create sustainable long-term stockholder value. The Company’s performance-based compensation elements are guided by the Committee’s long-term objectives of maintaining market competitiveness and aligning the interests of our executives with the interests of our stockholders. The Compensation Committee believes that the compensation arrangements for Named Executive Officers are consistent with market practice and provide for compensation that is reasonable in light of the Company’s and each individual officer’s performance. Moreover, the Compensation Committee does not provide for egregious pay practices, such as excessive perquisites or tax “gross up” payments as elements of Named Executive Officers’ compensation. The detailed ways in which the Company links pay with Company and individual performance and structures the Named Executive Officer compensation arrangements consistent with good governance practices is described in the “Compensation Discussion and Analysis” section below.

The advisory resolution, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the Company’s Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Board and Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, the Compensation Committee will consider the Company’s stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Recommendation of the Board of Directors

The Board believes that the above proposal is in the Company’s best interests and the best interests of its stockholders and recommends a vote FOR the approval of the advisory resolution on Named Executive Officer compensation as disclosed in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information known to us as of April 15, 2013 with respect to the beneficial ownership of our Common Stock by:

•	each person who is known by us to be the beneficial owner of more than 5% of our issued and outstanding Common Stock;

•	each of our directors and director nominees;

•

each of the Named Executive Officers appearing in the Summary Compensation Table under the section entitled “Executive Compensation” (Ayman S. Ashour, David Wear, Melvin Denton-Thompson, Manfred Mueller, Jason Hart and Joseph Tassone); and

•	all of our directors, Named Executive Officers and current executive officers, as a group.

Except as otherwise indicated, and subject to applicable community property laws, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares held by them. Applicable percentage ownership in the following table is based on 60,259,580 shares of our Common Stock issued and outstanding as of April 15, 2013.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 15, 2013 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless specified below, the mailing address for each individual, officer or director is c/o Identive Group, Inc., 1900-B Carnegie Avenue, Santa Ana, CA 92705.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders
Mountain Partners AG (1) Dufourstrasse 121 St. Gallen, Switzerland CH-9001	8,491,732	13.9%
BH Capital Management AG (2) Etzelblickstrasse 1 Schindellegi, Switzerland CH-8834	4,039,344	6.5%
Directors and Executive Officers
Daniel S. Wenzel (3)	9,318,323	15.2%
Ayman S. Ashour (4)	3,161,927	5.1%
Lawrence W. Midland (5)	2,294,366	3.8%
Jason Hart (6)	663,333	1.1%
Joseph Tassone (7)	539,790	*
Melvin Denton-Thompson (8)	402,270	*
Dr. Manfred Mueller (9)	327,075	*
Steven Humphreys (10)	159,654	*
Simon Turner (11)	89,971	*
Dr. Hans Liebler (12)	94,356	*
Phil Libin (13)	61,736	*
Richard A. Clarke (14)	43,281	*
David Wear (15)	65,104	*
All directors and executive officers as a group (13 persons)(16)	17,221,186	27.1%

*	Less than one percent.

(1)	Includes 1,021,863 shares and an option to purchase 1,038,202 shares held by BH Capital Management. Investment decisions regarding shares held by Mountain Partners AG are made by the majority vote of the board of directors of Mountain Partners AG.

(2)	Includes options to purchase 2,035,691 shares. Mountain Partners AG has voting and investment control over 51% of the shares held by BH Capital Management, and Mr. Ashour has voting and investment control over 49% of the shares held by BH Capital Management AG. Please see also footnote 1 regarding Mountain Partners AG.

(3)	Includes (i) 6,431,667 shares held by Mountain Partners AG, (ii) 1,021,863 shares and an option to purchase 1,038,202 shares held by BH Capital Management AG, (iii) 502,573 shares and warrants to purchase 99,010 shares held by Rosenberg Ventures AG, (iv) options to purchase 51,875 shares, and (v) warrants to purchase 63,366 shares. Because of his position as a director of each of Mountain Partners AG and Rosenberg Ventures AG, Mr. Wenzel may be deemed to beneficially own the shares held by these entities and BH Capital Management AG. Mr. Wenzel disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)	Includes (i) 981,790 shares and an option to purchase 997,488 shares held by BH Capital Management (ii) options to purchase 248,675 shares, and (iii) warrants to purchase 171,846 shares, of which 161,923 are held directly and 9,923 are held by Newton International Management, LLC, an affiliate of Mr. Ashour.

(5)	Includes (i) options to purchase 170,000 shares, (ii) warrants to purchase 628,800 shares (iii) 1,456,195 shares held by the Midland Family Trust Est. Jan 29, 2002, and (iv) 18,000 shares held in custodianship by Mr. Midland, as follows: 5,200 shares held as custodian for Ashley Marie Midland, 6,000 shares held as custodian for Alison Midland, 4,000 shares held as custodian for Taylor Ann Midland, and 2,800 shares held as custodian for Madison Kathleen Midland.

(6)	Includes options to purchase 58,333 shares.

(7)	Includes options to purchase 80,267 shares and warrants to purchase 39,604 shares.

(8)	Includes options to purchase 105,028 shares.

(9)	Includes options to purchase 204,288 shares.

(10)	Includes options to purchase 82,875 shares.

(11)	Includes options to purchase 84,271 shares.

(12)	Includes options to purchase 59,125 shares.

(13)	Includes options to purchase 31,875 shares.

(14)	Includes options to purchase 21,875 shares.

(15)	Consists of options to purchase 65,104 shares.

(16)	Includes an aggregate of (i) options to purchase 3,299,281 shares and (ii) warrants to purchase 1,008,567 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities (“10% stockholders”), to file reports on Forms 4 and 5 reflecting transactions affecting their beneficial ownership of our equity securities with the SEC and with the National Association of Securities Dealers. Such officers, directors and 10% stockholders are also required by the SEC’s rules and regulations to provide us with copies of all such reports on Forms 4 and 5 that they file under Section 16(a) of the Exchange Act.

Based solely on our review of copies of such reports on Forms 4 and 5 received by us, and on written representations from our officers, directors and the 10% stockholders known to us, we believe that, during the period from January 1, 2012 to December 31, 2012, our executive officers, directors and the 10% stockholders known to us filed all required reports under Section 16(a) of the Exchange Act on a timely basis, except that a Form 3 and a Form 4 reporting the initial holdings of David Wear, who was named chief financial officer in June, 2012, were late filed due to an administrative error.

EXECUTIVE OFFICERS

Information concerning our current executive officers, including their backgrounds and ages as of April 30, 2013, is set forth below. All executive officers hold their positions for an indefinite term and serve at the pleasure of our Board of Directors.

Ayman S. Ashour, 53 Chief Executive Officer and Chairman of the Board	Ayman S. Ashour has served as Chief Executive Officer and Chairman of the Board of Directors since March 1, 2010. He joined the Company as Executive Chairman of the Board in January 2010 following the completion of the Company’s business combination with Bluehill ID, a Swiss technology firm that he founded in March 2007 and for which he served as CEO and President of the Board of Directors, responsible for executing Bluehill ID’s acquisition growth strategy, until the combination with the Company. Prior to this, from July 2000 to December 2009 Mr. Ashour was the founder and Principal of Newton International Management, a strategy consulting firm focused on the security and identification technology industry, where he provided strategic consulting to business clients. From February 2001 to October 2005, Mr. Ashour also was a consultant and later COO and CEO of the Identification Technology business of ASSA ABLOY AB, where he was responsible for the worldwide development of one of the world’s largest RFID companies, comprised of well known brands such as Sokymat, HID and Indala. From 1997 to 2000, he served as Divisional Managing Director, Williams PLC in the Asia Pacific region where he was responsible for Chubb Security, Kidde & Yale brands and managed the global operations of Guardforce International and the Chubb Physical Security Group. From 1990 to 1997, Mr. Ashour was with Williams PLC, where he served as Marketing Director of Kidde Group, Senior Vice President of Kidde-Fenwal, Inc. and as President of Kidde Fire Fighting, Inc. Mr. Ashour holds a bachelor’s degree in Electronic and Electrical Engineering from the University of Manchester in the UK. He serves on the Board of Directors of Advanced Digital Security Solutions Inc. In addition, Mr. Ashour currently is a partner in the privately-held companies Newton International Management, LLC and Verifier Capital Holdings, LLC. He is also an Adjunct Lecturer for the MBA program at the Sawyer Business School at Suffolk University in Boston, Massachusetts.

Jason Hart, 42 Executive Vice President, Identity Management & Cloud Solutions and CEO, idOnDemand	Jason Hart has served as Executive Vice President, Identity Management & Cloud Solutions for Identive since April 2012. Since May 2011 he also has served as CEO of the Company’s idOnDemand subsidiary. From November 2007 until its acquisition by the Company in May 2011, he was CEO of idOnDemand, Inc., a managed identity services company that he co-founded. Previously, from February 2007 to November 2007 he served as CEO and director of ActivIdentity, a provider of identity assurance and strong authentication solutions, where he also served as senior vice president Sales, Marketing, Professional Services and Product Management from 2005 to February 2007. Prior to this, Hart was the founder and CEO of Protocom Development Systems Inc., an identity management software security business that was acquired in 2005 by ActivCard, which subsequently was acquired by HID Global. In 2003 Hart was recognized by Deloitte & Touche for his software export achievements. In 2002, he was recognized by Ernst & Young as the Australian Young Entrepreneur of the Year and was a member of the judging panel in 2005, 2006 and 2007.

Lawrence W. Midland, 71 Senior Vice President and Chairman Hirsch subsidiary; Director	Lawrence W. Midland has served as a Senior Vice President of the Company and as Chairman of the Company’s Hirsch subsidiary since January 2012, and as a director of the Company since May 2009. Previously he served as an Executive Vice President of the Company and as President of the Hirsch subsidiary from May 2009 to December 2011, following the completion of the merger of the Company and Hirsch Electronics Corporation. Prior to the merger, Mr. Midland was President of Hirsch Electronics, which he helped found in August 1981, and for which he served as a director. Mr. Midland became President and Chairman of the Board of Hirsch in March 1986 and held those positions continuously until the completion of the merger. Mr. Midland previously served as president of several companies, including Retirement Inns of America, Pension Properties Trust, a California REIT, and Pension Administrative Services. Previously Mr. Midland also held various sales positions in investment related activities following his employment as a field engineer with Shell Oil Company. He holds a B.S. degree in Physics (with Distinction) from the University of Oklahoma and an M.B.A. degree from Pepperdine University.

Dr. Manfred Mueller, 43 Executive Vice President and Chief Operating Officer, Identification Products	Dr. Manfred Mueller has served as Executive Vice President of Identive since January 2010 and since April 2012 has served as COO, Identification Products. Prior to this, he served as Managing Director of the Company’s ID Infrastructure division (formerly the SCM Microsystems business) from November 2011 to April 2012 and as CEO of the SCM Microsystems business from January 2010 to November 2011. Dr. Mueller joined the Company in August 2000 as Director of Strategic Business Development. From July 2002 to July 2005, he served as Director of Strategic Marketing. He was appointed Vice President of Strategic Business Development in July 2005. He served as Vice President of Marketing from February 2006 to April 2007, at which time he was named Vice President of Sales, EMEA. From March 2008 to January 2010, he served as Executive Vice President, Strategic Sales and Business Development. Prior to joining the Company, from August 1998 to July 2000, Dr. Mueller was Product Manager and Business Development Manager at BetaResearch GmbH, the digital TV technology development division of the Kirch Group. Dr. Mueller holds a master’s degree and a Ph.D. in Chemistry from Regensburg University in Germany and an M.B.A. from the Edinburgh Business School of Heriot Watt University in Edinburgh, Scotland.

Joseph Tassone, 62 Executive Vice President of Technology and Product Management

Joseph Tassone has served since January 2010 as Executive Vice President of Technology and Product Management, responsible for technology cross-fertilization between the Company’s business areas and effective utilization of research and development resources, which role he also had held at Bluehill ID from June 2009 until its business combination with the Company in January 2010. Mr. Tassone brings more than 20 years’ experience in the software, security and ID industries, serving both technology start-ups and established solutions providers. Previously, from August 2007 to December 2008 he served as President and CEO of Syscan International, now a subsidiary of the Company focused on RFID for agriculture and asset management. In this role he was responsible for strategic and operational management of the business. He also is the founder of iMonitor Corp., a software supplier to the card access and security market for which he also served as CEO from January 2001 to May 2005. Prior to this, from September 1992 to April 1999 he served as Vice President R&D of Simplex Time Recorder Co., Inc, where he led the company’s entry into the access control and security business. Mr. Tassone holds an M.S.E.E. degree from Northeastern University and obtained his undergraduate B.S.E.E. degree from the University of Massachusetts - Lowell.

David Wear, 45 Chief Financial Officer and Corporate Secretary	David Wear has served as Chief Financial Officer and Secretary since June 15, 2012, and as Executive Vice President, Finance since May 3, 2012. From March 1995 to September 2010, Mr. Wear worked with United Technologies (“UTC”) and certain of its acquired entities, most recently serving as Finance Transformation Director for UTC’s UK Fire and Security business from August 2008 to September 2010, where he provided oversight to restructuring programs. From February 2003 through July 2008, Mr. Wear served as Regional CFO for Asia, and subsequently for EMEA, for UTC’s Security business, responsible for implementing U.S. GAAP accounting and Sarbanes-Oxley processes, as well as establishing operating metrics and quality programs for financial entities following UTC’s acquisition of Chubb plc. From January 2001 to January 2003, Mr. Wear was CFO, Greater China, for Chubb, and from January 1998 to December 2000 he held various regional and divisional CFO roles for Williams plc, Chubb’s previous parent company. He qualified as a Chartered Management Accountant in 1991.

To our knowledge, there are no family relationships between any of our executive officers and any other of our executive officers or directors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by or paid to the principal executive and principal financial officers of the Company and our three other most highly compensated individuals who were serving as executive officers as of the last day of the fiscal year ending December 31, 2012, as well as our former principal financial officer. These individuals are listed in the “Summary Compensation Table” below and referred to in this Proxy Statement as the “Named Executive Officers.”

The Company’s current executive compensation programs are determined and approved by the Compensation Committee of the Board. None of the Named Executive Officers is a member of the Compensation Committee. The Company’s Chief Executive Officer recommends to the Compensation Committee for its approval the base salary, annual bonus and long-term equity compensation levels for the other Named Executive Officers. The Company’s other executive officers, including the other Named Executive Officers, do not have any role in determining or recommending the form or amount of compensation paid to Named Executive Officers other than providing such financial or other information as the Compensation Committee may request from time to time.

Executive Summary

We provide secure identification (Secure ID) solutions that allow people to gain access to buildings, networks, information, systems and services – while ensuring that the physical facilities and digital assets of the organizations they interact with are protected. We have made significant investments in research and development and in acquisitions to build a robust platform of core identification technologies, including smart card-based security and radio frequency identification (RFID). We work to utilize our expertise with these technologies to create a comprehensive range of offerings that reinforce our position in established Secure ID markets, such as logical access, physical access and contactless ticketing, and allow us to build a strong position in emerging markets, such as cloud-based credential management, cashless and mobile payment and near field communication (NFC).

While the security and RFID industries are well established, the emergence of new technologies and the convergence of various technologies to produce new usage models are creating a wave of new market opportunities in Secure ID and a high need for innovation to address them. This mixture of established and new business opportunities influences our compensation practices, as we seek to attract and retain executives with significant experience in existing security and RFID technologies and markets while also motivating them to be innovative and entrepreneurial in their approach to advancing our business.

To this end, our executive compensation program bases a significant portion of the compensation of our executives, including the Named Executive Officers, on their ability to achieve annual operational objectives that advance the Company’s long-term business objectives and that are designed to create sustainable long-term stockholder value. The Company’s performance-based compensation elements are guided by the Compensation Committee’s long-term objectives of maintaining market competitiveness and aligning the interests of our executives with the interests of our stockholders. In addition, the Compensation Committee considers the results of the prior-year’s stockholder advisory vote on our executive compensation as part of its compensation setting process. It believes these voting results provide useful feedback regarding whether stockholders agree that the Compensation Committee is achieving its goal of designing an executive compensation program that promotes the best interests of the Company and its stockholders by providing its executives with the appropriate compensation and meaningful incentives. As part of its 2013 compensation setting process, the Committee reviewed the results of the 2012 stockholder advisory vote, in which 96.5% of the votes cast were voted in favor of our executive compensation.

We Pay for Performance

The Company’s financial results in 2012 reflected a difficult economic environment globally that impacted our sales in many regions throughout much of the year. Sales in 2012 were $94.6 million, down 8% compared with $102.7 in 2011. Our base operating expenses (research and development, sales and marketing, and general and administrative expenses) decreased 4% in 2012 compared with 2011. In response to the weaker demand environment in the first half of 2012, in June we announced a series of cost reduction measures designed to align our business operations with the current market and macroeconomic conditions. Cost reduction measures included temporary reductions in executive and management salaries, as described below.

Compensation actions taken by the Compensation Committee in 2012 demonstrate the Company’s continued commitment to pay-for-performance, with a substantial portion of each Named Executive Officer’s compensation being at-risk and subject to important performance measures aligned with long-term stockholder value. Compensation for our executive officers has been designed to reward high performance through short- and long-term incentives:

•

A significant portion of the compensation of each Named Executive Officer was at-risk, being comprised of performance-based cash bonus and the value of performance-based at-the-money stock option awards and stock awards, which become valuable to the executive only upon realized share appreciation.

•

The Compensation Committee established bonus award criteria based on the Company’s annual corporate performance, which included the attainment of specific goals regarding growth in sales, growth in Adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization, equity-based compensation, adjustments to earn-out estimates, and acquisition, transition and integration costs) and growth in volume-weighted share price performance.

•	Consistent with the Company’s commitment to becoming sustainably profitable, no awards were to be made without the achievement of a target threshold of positive Adjusted EBITDA.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation program is intended to achieve three fundamental objectives:

•	attract, retain and motivate qualified executives;

•	reward executives based on the Company’s performance; and

•	align executives’ interests with the interests of our stockholders.

To achieve these objectives, we attempt to:

•	offer compensation packages that are competitive in the markets and countries where we operate and that provide an attractive base of salary and benefits;

•	maintain a substantial portion of total compensation at risk, with payment of that portion tied to achievement of specific financial, organizational or other performance goals; and

•	provide both short-term and long-term performance incentives through a combination of potential cash and equity-based awards.

As described in more detail below, the material elements of our current executive compensation program for Named Executive Officers include base salary, performance-based annual bonus opportunities consisting of a mix of cash, shares of Common Stock and stock options, as well various benefits and perquisites. Our executive compensation program strives to set annual salaries that are competitive but low relative to potential performance-based bonus awards, as we believe that this provides incentive for the achievement of corporate objectives. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. For example, linking bonus payments to corporate performance-based criteria rewards executives based on the Company’s performance. In addition, providing our executives with the opportunity to earn equity-based bonus awards aligns their interests with the long-term interests of our stockholders, as this subjects a significant portion of their total compensation to fluctuations in the market price of Common Stock and reinforces the incentive to manage the Company’s business as owners.

The Company was originally formed in Germany in 1990 and has continued to have an active presence in Germany and throughout Europe in our target product markets. For the past several years and during 2012, the majority of our executive staff has been based in Europe, with the exception of Messrs. Hart, Midland and Tassone. European labor practices directly influence the compensation program we offer to our executive officers based in Europe, particularly as to the nature of benefits, perquisites such as automobiles and termination practices, each of which is described below.

Current Executive Compensation Program Elements

Base Salary. Base salary provides fixed compensation based on competitive local market practice and is intended to acknowledge and reward core competence of our executives relative to their skills, experience and contributions to the Company. Base salaries for executives generally are reviewed annually, and more frequently when there are any changes in responsibilities or market conditions.

In June 2012, to support the Company’s goal of lowering expenses, all of the senior executives of the Company, including our Named Executive Officers, agreed to voluntary salary reductions of between 16% and 60% of their respective annual base salaries, with effect from June 1 through December 31, 2012. For base salaries denominated in a currency other than the U.S. Dollar, the salary was converted from the local currency to the U.S. dollar using the applicable exchange rate as reported by Bloomberg on June 1, 2012. As consideration for each $1.00 reduction in base salary, each participant received an option to purchase two shares of the Company’s common stock, with each option vesting in equal monthly installments over a 12-month period commencing June 1, 2012 and having an exercise price equal to the closing price of the Company’s common stock on NASDAQ on the grant date. As a group, our executive officers voluntarily reduced their respective salaries by $297,622 for the seven months comprising June 1 through December 31, 2012. The amount of salary voluntarily reduced for each of our Named Executive Officers is as follows:

Named Executive Officer	Annual Base Salary	Percent Reduced	Amount Reduced – Annual Basis	Amount Reduced – Pro rated (June 1 – December 31, 2012)	Exchange Rate Used for Conversion to U.S. Dollars	Total Salary Reduction in U.S. Dollars	Number of Options awarded for Salary Reduction
Ayman S. Ashour	CHF 300,000	50%	CHF 150,000	CHF 87,500	1.035	$90,570	181,140
David Wear	£ 200,000	16.73%	£ 32,545	£ 18,985	1.536	$29,167	58,333
Melvin Denton-Thompson	€ 225,000	20%	€ 45,000	€ 26,250	1.243	$32,637	65,274
Dr. Manfred Mueller	€ 200,000	20%	€ 40,000	€ 23,333	1.243	$29,010	58,021
Jason Hart	$ 250,000	20%	$ 50,000	$ 29,167	—	$29,167	58,333
Joseph Tassone	$ 200,000	20%	$ 40,000	$ 23,333	—	$23,333	46,667

Additionally during 2012, the Compensation Committee reviewed the salary levels and employment agreements of each of the Company’s executives and approved changes to the compensation of certain Named Executive Officers.

In February 2012, the Company entered into an amended agreement with Dr. Manfred Mueller, under which his role changed from Executive Vice President and Managing Director of Identive’s ID Infrastructure division to Executive Vice President and Chief Operating Officer, Identification Products, effectively doubling the scope of his responsibilities. In recognition of this, Dr. Mueller’s annual base salary was increased from €150,000 to

€200,000 (approximately $264,000), effective April 1, 2012. Additionally, Dr. Mueller’s obligation to repay a breakup fee previously paid to him in 2010 in connection with an agreement arising out of the merger of Bluehill ID AG and SCM Microsystems, Inc., was waived. Dr. Mueller’s amended agreement is further described below in “Employment Agreements; Termination / Change in Control Arrangements.”

In April 2012, the Company entered into an executive employment agreement with Jason Hart, the Chief Executive Officer of Identive’s idOnDemand subsidiary, under which Mr. Hart was named Executive Vice President, Identity Management & Cloud Solutions, with responsibility both for the operations of both idOnDemand and Hirsch-Identive. Mr. Hart’s annual base salary was set at $250,000, effective April 1, 2012. The agreement replaces a prior employment agreement between Mr. Hart and idOnDemand entered into in May 2011 connection with the Company’s acquisition of a substantial majority of the outstanding shares of idOnDemand from existing shareholders, including Mr. Hart. Mr. Hart’s executive employment agreement is further described below in “Employment Agreements; Termination / Change in Control Arrangements.”

In May 2012, Identive entered into amended agreement with Melvin Denton-Thompson, effecting a transition of his role from Chief Financial Officer and Company Secretary to Executive Vice-President, Special Projects, as a result of Mr. Denton-Thompson’s plans to resign from the Company in order to pursue other interests. This transition was effected on June 15, 2012. In order to facilitate a smooth transition of his role and responsibilities, the Company and Mr. Denton-Thompson agreed to extend the term of his employment agreement to March 31, 2013. His salary remained unchanged at €225,000 (approximately $297,000). Mr. Denton-Thompson’s amended agreement is further described below in “Employment Agreements; Termination / Change in Control Arrangements.”

Also in May 2012, the Company entered into an agreement with David Wear, under which Mr. Wear immediately was named Executive Vice President, Finance and further assumed the role of Chief Financial Officer and Company Secretary on June 15, 2012. His annual base salary was set at £200,000 (approximately $323,000). Mr. Wear’s executive employment agreement is further described below in “Employment Agreements; Termination / Change in Control Arrangements.”

In September 2012, the Company entered into an amended agreement with Ayman S. Ashour, our Chief Executive Officer, which renewed the term of his employment for three years, beginning December 1, 2012. Mr. Ashour’s annual base salary remained unchanged at CHF 300,000; however the amended agreement provides that his salary will be subject to annual review by the Compensation Committee of the Board of Directors commencing in 2013. In preparation for such future annual reviews, the Compensation Committee also engaged Radford, an independent compensation consulting firm, to undertake a competitive review of market compensation practices related to chief executive officers. See “Compensation Committee – Independent Compensation Consultant” above for additional information.

In December 2012, the annual base salary of Joseph Tassone, Executive Vice President Technology and Product Management, was increased from $200,000 to $225,000, with effect from January 1, 2013.

Performance-based Annual Bonuses. In March 2012, our Board of Directors adopted performance criteria for 2012 in accordance with and subject to the Company’s existing 2011 Incentive Compensation Plan (the “2011 Plan”), which provides for incentive awards to executives based on the achievement of corporate performance goals. Under the 2011 Plan, executives and other key employees of the Company are eligible to receive cash and equity-based awards subject to the achievement of certain performance criteria determined by the Compensation Committee, as measured at the end of a specified performance period of 12 months or longer. Equity awards may include shares of Common Stock, nonqualified stock options, stock appreciation rights, restricted stock, or deferred stock awards. The specific performance criteria in place for 2012 are discussed below under “Fiscal 2012 Incentive Compensation to our Named Executive Officers.”

The 2011 Plan is designed to address the objectives of our compensation program by providing executives with the opportunity to earn substantial at-risk compensation, based on the Company’s performance. We believe this helps us attract, retain and motivate qualified executives and emphasizes corporate performance as the basis for rewarding our executives. Because it includes a combination of cash and equity awards, the 2011 Plan also provides both short-term and long-term incentives to remain with the Company and to work towards corporate performance goals on an ongoing basis, thus helping to retain executives over the long term and to align their interests with the interests of our stockholders.

Because the requisite corporate performance criteria for the year were not achieved, as discussed below, no performance-based annual bonuses were awarded to our executive officers for 2012.

Discretionary Equity Awards. During 2012, the Compensation Committee approved equity awards to certain of our Named Executive Officers on two occasions, which were not tied to the Company’s bonus plan.

As discussed under Base Salary above, in June 2012 option grants were awarded to each of our executive officers in return for voluntarily reducing their salaries for the period June 1 through December 31, 2012. For each $1.00 reduction in base salary, each participant received an option to purchase two shares of the Company’s common stock, with each option vesting in equal monthly installments over a 12-month period commencing June 1, 2012 and having an exercise price equal to the closing price of the Company’s common stock on NASDAQ on the grant date.

In December 2012, discretionary incentive option grants to purchase 50,000 shares were awarded to Messrs. Hart, Mueller, Tassone and Wear. Each option vests over a four year period, with 25% of the shares subject to the option vesting after one year and the remaining shares vesting 1/36th per month for the following three years.

Special Performance Bonuses. The Compensation Committee may, in its sole discretion, determine that an executive officer is entitled to a one-time bonus or equity award in recognition of special services to the Company or achievements of individual performance targets or goals for the executive officer. No special performance bonuses were awarded in 2012.

Benefits and Perquisites. Because we have a strong regional presence in Europe and the majority of our executives and key employees are based in Europe, we follow the standard European practice of providing either a company car or a car allowance to our executive officers in Europe, as needed. We lease appropriate cars or provide a comparable allowance for certain of our executive officers. Additionally, on behalf of our executive officers in Europe, we make payments to government-mandated pension programs, to government-managed or private health insurance programs, and in some cases for unemployment insurance, as mandated under the employment laws of various European countries, including France, Germany and Switzerland. Payments made to or on behalf of our Named Executive Officers in 2012 are included in the “Summary Compensation Table” below.

Severance Benefits. As disclosed in the description of the individual employment agreements under “Employment Agreements; Termination / Change in Control Arrangements” below, our executive officers are entitled to continued salary payments ranging from three months to two years following termination by the Company without cause. The level of payment is negotiated on an individual basis and takes into account any requirements under local law as well as the executive’s position within the Company. With the exception of Mr. Wear, none of these employment agreements provide for payments or acceleration of equity awards in the event of a change in control of the Company.

We have entered into employment agreements with each of our Named Executive Officers that provide for certain severance benefits. Consistent with standard employment practice in Europe, notice of termination is required to be given by either the employer or the employee, and the employer is required to continue to compensate the employee for salary and eligible bonus amounts during this period. The length of the notice period varies from company to company. Our policy for executives based in Europe generally is to require a notice period of three to six months, following a trial period of initial employment of three to six months. The length of individual notice and trial periods for each executive is stated in his employment contract. In lieu of continuing the employment relationship during the notice period, our employment agreements provide that we can cash out the employee who has given notice. Alternatively, we can require that the employee continue to work during the notice period. This practice is included in the majority of our employment agreements with our executives. Additionally, under European labor practices, terminated employees also may be eligible to continue to receive health and unemployment insurance coverage, pension contributions, car leasing expenses or car allowance, or other benefits provided during their employment, for the duration of the notice period. Further, terminated employees may also be entitled to receive annual bonus payments, the amount of which would be pro-rated accordingly and based on a variety of factors, including the employee’s length of service and perceived contributions to past or future company performance, as well as other factors. Actual bonus payments for which individual employees may become eligible are determined at or following termination, and cannot be projected.

Fiscal 2012 Incentive Compensation to our Named Executive Officers

The Compensation Committee approved specific performance criteria for the payment of performance-based incentive awards in 2012 and determined the composition of the potential awards. The award and performance criteria approved for 2012 were based on the same structure as laid out in our 2011 Plan, but specific performance targets were updated to reflect operational goals for 2012. Potential awards were based on the achievement of base performance (“Base Bonus”) criteria and peak performance (“Peak Bonus”) criteria. Each set of criteria was assigned a certain percentage value of the total potential Base Bonus or Peak Bonus. The potential Base Bonus and Peak Bonus amounts for each Named Executive Officer were determined by multiplying the sum of the percentage values of the Base Bonus and Peak Bonus by the executive’s annual base salary.

Base Bonus. Each Named Executive Officer was eligible to earn a Base Bonus of up to 100% of his annual base salary, subject to achievement of the following performance criteria:

•	15% to 30% growth in net sales over a base sales figure of $102.7 million (the “Growth in Sales Performance Target”), with an award range of 2.5% to 25% of annual base salary;

•

Adjusted EBITDA (earnings before income taxes, depreciation and amortization, equity-based compensation expense and one-time expenses) of $3.0 million to $5.0 million (the “Growth in Adjusted EBITDA Performance Target”), with an award range of 2.5% to 25% of annual base salary; and

•

0% to 10% growth in the volume-weighted average value of the Company’s share price in 2012 compared with 2011, as adjusted for an atypically high volume period in 2011 (the “Growth in Volume Weighted Average of Share Price Performance Target”), with an award range of 5% to 50% of annual base salary.

No Base Bonus awards were to be made without the achievement of $3.0 million positive Adjusted EBITDA in 2012. If Base Bonus performance targets were met, awards were to be paid in a combination of cash and shares of Common Stock. In addition, each executive would be entitled to receive options to acquire shares of Common Stock equal in number to 20% of the executive’s annual base salary, as determined in U.S. Dollars.

Peak Bonus. Each Named Executive Officer also was eligible to earn a Peak Bonus of up to 100% of his annual base salary. Peak performance bonuses were only possible if the Company achieved:

•	Adjusted EBITDA of $5.0 million to $8.0 million, with an award range of nil to 50% of annual base salary; and

•

30% growth in total capitalization (calculated by comparing the Company’s market cap, defined as outstanding shares times volume-weighted average price) as of December 31, 2012, against a base market cap figure of $130 million, with an award range of nil to 50% of annual base salary.

Achievement of Base and Peak Performance Targets in 2012. The Company’s 2012 financial performance relevant to incentive bonus awards payable to our Named Executive Officers included:

Base Bonus: Base Bonus performance thresholds were not met for 2012, resulting in no Base Bonus awards to Named Executive Officers for the performance period.

Peak Bonus: Peak Bonus performance thresholds were not met for 2012 resulting in no Peak Bonus awards to Named Executive Officers for the performance period.

As discussed above under “Discretionary Equity Awards,” In December 2012, discretionary incentive option grants to purchase 50,000 shares were awarded to Messrs. Hart, Mueller, Tassone and Wear. Each option vests over a four year period, with 25% of the shares subject to the option vesting after one year and the remaining shares vesting 1/36th per month for the following three years.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this Proxy Statement on Schedule 14A. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of the Directors of the Company that the Compensation Discussion and Analysis be included for filing with the SEC in this Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2012, and the Board of Directors has approved such inclusion.

Compensation Committee

Simon Turner, Chairman

Phil Libin

Daniel Wenzel

[2]	Compensation Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that our Company specifically incorporates such report by reference, and such report will not otherwise be deemed to be soliciting material to be filed under such Acts.

SUMMARY OF EXECUTIVE COMPENSATION IN 2012

Summary Compensation Table

The following table sets forth certain information with respect to the compensation of our Chief Executive Officer, Chief Financial Officer, the three most highly paid executive officers other than our Chief Executive Officer and our Chief Financial Officer, and our former Chief Financial Officer (the “Named Executive Officers”), based on total compensation earned during fiscal years 2012, 2011 and 2010, for their services with us in all capacities during those fiscal years.

Name and Principal Position	Year	Salary			Bonus (13)			Stock Awards (15)			Option Awards (20)		Non-Equity Incentive Plan Compensation (21)		All Other Compensation			Total
Ayman S. Ashour	2012		$224,774	(1)		—			—			$134,044		—		$53,456	(22)		$412,274
Chief Executive Officer	2011		$328,477	(2)		—			—			—		—		$74,088	(23)		$402,565
and Chairman of the Board (35)	2010		$286,538	(2)		—			$190,038	(16)		$95,507		$58,473		$63,382	(24)		$693,938

David Wear	2012		$95,068	(3)		—			—			$127,791		—		$5,356	(25)		$228,215
Chief Financial Officer and Secretary (36)(37)	2011		—			—			—			—		—		—			—
	2010		—			—			—			—		—		—			—

Melvin Denton-Thompson	2012		$255,925	(4)		—			—			$48,303		—		$118,715	(26)		$422,943
Executive Vice President, Special Projects and former Chief Financial Officer (36)(37)	2011 2010	$ $	312,993 200,813	(5) (6)		— —		$	— 198,260	(17)	$	— 65,992	$	— 40,403	$ $	122,570 78,686	(27) (28)	$ $	435,563 584,154

Dr. Manfred Mueller	2012		$211,148	(7)		—			—			$94,551		—		$37,893	(29)		$343,592
Executive Vice President and COO, Identification Products (36)(38)	2011 2010	$ $	208,662 218,525	(8) (9)	$	— 70,850	(14)	$	— 215,096	(18)	$	— 71,491	$	— 65,655	$ $	41,686 37,374	(30) (31)	$ $	250,348 678,991

Jason Hart	2012		$205,833	(10)		—			—			$94,781		—		—			$300,614
Executive Vice President of Identity Management & Cloud Solutions and CEO, idOnDemand (39)	2011 2010		$126,667 —	(11)		— —			— —			— —		— —		$800 —	(32)		$127,467 —

Joseph Tassone Executive Vice President of Technology and Product Management	2012 2011 2010	$ $ $	176,667 200,000 167,125	(12)		— — —		$	— — 153.668	(19)	$ $	86,149 — 55,776		— — —	$ $ $	9,888 11,128 11,325	(33) (34) (35)	$ $ $	272,704 211,238 387,894

Salary

(1)	Reflects an annual salary for Mr. Ashour of CHF 300,000 in 2012 and a 50% voluntary reduction in salary for the period June 1 – December 31, 2012.
(2)	Reflects an annual salary for Mr. Ashour of CHF 300,000 for 2011 and 2010.
(3)	Reflects an annual salary for Mr. Wear of £200,000 beginning May 3, 2012, the date on which Mr. Wear joined the Company, and a 16.27% voluntary salary reduction for the period June 1 – December 31, 2012.
(4)	Reflects an annual salary for Mr. Denton-Thompson of €225,000 and a 20% voluntary reduction in salary for the period June 1 – December 31, 2012.
(5)	Reflects an annual salary for Mr. Denton-Thompson of €225,000 in 2011.
(6)	Reflects an annual salary for Mr. Denton-Thompson of €150,000 in 2010.
(7)	Reflects an annual salary for Dr. Mueller of €150,000 from January 1 – March 31, 2012, an annual salary of €200,000 beginning April 1, 2012 upon Dr. Mueller’s promotion to his current position, and a 20% voluntary reduction in salary for the period June 1 – December 31, 2012.
(8)	Reflects an annual salary for Dr. Mueller of €150,000 in 2011.
(9)	Reflects an annual salary of €200,000 for Dr. Mueller from January 1 – March 31, 2010 and an annual salary of €150,000 beginning April 1, 2010, as Dr. Mueller’s salary was reduced in order to bring it in line with the Company’s policy of having a higher proportion of total compensation be at risk, based on corporate performance.
(10)	Reflects an annual salary for Mr. Hart of $190,000 from January 1 – March 31, 2012, an annual salary of $250,000 beginning April 1, 2012 upon Mr. Hart’s promotion to his current position, and a 20% voluntary reduction in salary for the period June 1 – December 31, 2012.
(11)	Represents an annual salary of Mr. Hart of $190,000 beginning May 2, 2011, the date on which Mr. Hart joined the Company.

(12)	Reflects an annual salary for Mr. Tassone of $200,000 in 2012 and a 20% voluntary reduction in salary for the period June 1 – December 31, 2012.

Bonus

(13)	Reflects discretionary bonuses paid out in cash.
(14)	Reflects a one-time bonus of €50,000 paid to Dr. Mueller in exchange for reducing his annual salary base by €50,000 in April 2010.

Stock Awards

(15)	The amounts in this column represent the aggregate grant date fair value of the shares calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of stock awards are set forth in Note 4 to the Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the SEC for the period ended December 31, 2012, which is incorporated by reference into this proxy statement. Unless otherwise indicated, all stock awards shown in the table were granted pursuant to the 2010 Plan and such awards are fully vested and are subject to a two-year contractual lock-up from the date of grant.
(16)	Of these shares, 44,622 (or $116,947) were received as a performance award under the 2010 Plan and 27,889 shares (or $73,092) were received for electing to receive shares instead of 50% of the cash portion of the performance award under the 2010 Plan.
(17)	Of these shares, 30,832 (or $80,806) were received as a performance award under the 2010 Plan and 19,270 shares (or $50,504) were received for electing to receive shares instead of 50% of the cash portion of the performance award under the 2010 Plan. Mr. Denton-Thompson elected to defer acceptance of the bonus share award pending further analysis of potential adverse tax consequences and subsequently accepted the shares. In addition, pursuant to the terms of his employment agreement in 2010, Mr. Denton-Thompson was entitled to receive €50,000 of his annual compensation in the form of shares of the Company’s Common Stock. During 2010 he deferred acceptance of this share award pending further analysis of potential adverse tax consequences, and subsequently accepted the shares. The value of the shares he deferred was approximately $66,950, based on the average exchange rate for 2010 of one Euro being equal to $1.339.
(18)	$114,896 of this amount reflects the value of shares received as a performance award under the 2010 as follows (i) 33,402 (or $87,540) were received as a performance award under the 2010 Plan and (ii) 10,438 shares (or $27,356) were received for electing to receive shares instead of 25% of the cash portion of the performance award under the 2010 Plan. The remaining $100,200 of this amount reflects the grant date fair value of a special performance bonus of 60,000 shares related to Dr. Mueller’s contributions in managing and successfully completing the business combination with Bluehill ID.
(19)	Of these shares, 26,059 (or $68,297) were received as a performance award under the 2010 Plan and 32,574 shares (or $84,371) were received for electing to receive shares instead of 100% of the cash portion of the performance award under the 2010 Plan.

Option Awards

(20)	The amounts in this column represent the aggregate grant date fair value of options calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of stock option awards are set forth in Note 4 to the Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the SEC for the period ended December 31, 2012, which is incorporated by reference into this proxy statement. All options in the table granted in 2012 were granted pursuant to the 2011 Plan and all options granted in 2010 were granted pursuant to the 2010 Plan.

Non-Equity Incentive Plan Compensation

(21)	The amounts in this column for 2010 represent the cash portion of performance awards made in 2010 under the 2010 Plan.

All Other Compensation

(22)	Reflects payments totaling CHF 50,167 made to Mr. Ashour or on his behalf in 2012 for social security insurance, pension, apartment rental and car leasing and insurance expenses.
(23)	Reflects payments totaling CHF 65,854 made to Mr. Ashour or on his behalf in 2011 for social security insurance, pension and apartment rental.
(24)	Reflects payments totaling CHF 66,389 made to Mr. Ashour or on his behalf in 2010 for social security insurance, pension and apartment rental.
(25)	Reflects payments totaling £3,340 made to Mr. Wear or on his behalf in 2012 for apartment rental expenses.
(26)	Reflects payments totaling €92,729 made on behalf of Mr. Denton-Thompson in 2012 for social and health insurance and pension.
(27)	Reflects payments totaling €87,560 made on behalf of Mr. Denton-Thompson in 2011 for social and health insurance and pension, as well as fees paid to the firm through which Mr. Denton-Thompson’s employment agreement was managed through from January - March 2011.
(28)	Reflects payments totaling €58,776 made on behalf of Mr. Denton-Thompson in 2010 for social and health insurance and pension, as well as fees paid to the firm through which Mr. Denton-Thompson’s employment agreement is managed.

(29)	Reflects payments of €29,479 made on Dr. Mueller’s behalf in 2012 for pension and employee saving contributions, health and unemployment insurance, and car leasing and insurance expenses.
(30)	Reflects payments of €30,008 made on Dr. Mueller’s behalf in 2011 for pension and employee saving contributions, health and unemployment insurance, and car leasing and insurance expenses.
(31)	Reflects payments of €27,900 made on Dr. Mueller’s behalf in 2010 for pension and employee saving contributions, health and unemployment insurance, and car leasing and insurance expenses.
(32)	Reflects payments made on behalf of Mr. Hart in 2011 for health insurance.
(33)	Reflects payments made on behalf of Mr. Tassone in 2012 for health insurance.
(34)	Reflects payments made on behalf of Mr. Tassone in 2011 for health insurance.
(35)	Reflects payments made on behalf of Mr. Tassone in 2010 for health insurance.

Exchange Rate

(36)	Several of our Named Executive Officers are paid in local currency other than the U.S. Dollar. Mr. Ashour is paid in Swiss Francs (CHF), Mr. Wear is paid in British Pounds (£) and Messrs. Denton-Thompson and Mueller are paid in Euros (€). Due to fluctuations in exchange rates during the year, amounts in U.S. Dollars varied from month to month. Amounts shown in dollars under “Salary” and “All Other Compensation” above were derived using the average exchange rates for the quarter in which such amounts were earned and paid. Amounts shown in dollars under “Non-Equity Incentive Plan Compensation” were derived using exchange rates that correspond to the period in which award payments were made. Average exchange rates for the periods shown in the table above are as follows:

	2012	2011	2010
First Quarter	€0.765 per US Dollar CHF 0.930 per US Dollar	€0.748 per US Dollar CHF 0.962 per US Dollar	€0.706 per US Dollar CHF 1.046 per US Dollar

Second Quarter	€0.765 per US Dollar CHF 0.921 per US Dollar £0.628 per US Dollar	€0.702 per US Dollar CHF 0.899 per US Dollar	€0.758 per US Dollar CHF 1.087 per US Dollar

Third Quarter	€0.806 per US Dollar CHF 0.968 per US Dollar £0.641 per US Dollar	€0.698 per US Dollar CHF 0.816 per US Dollar	€0.793 per US Dollar CHF 1.075 per US Dollar

Fourth Quarter	€0.777 per US Dollar CHF 0.938 per US Dollar £0.624 per US Dollar	€0.730 per US Dollar CHF 0.890 per US Dollar	€0.739 per US Dollar CHF 0.986 per US Dollar

Executive Positions

(37)	Mr. Wear joined the Company as Executive Vice President Finance on May 3, 2012 and assumed the role of Chief Financial Officer on June 15, 2012, at which time Mr. Denton-Thompson transitioned from his role as Chief Financial Officer to that of Executive Vice President, Special Projects, prior to his planned resignation and departure from the Company on March 31, 2013.
(38)	Dr. Mueller’s management role was changed from CEO, SCM Microsystems to Chief Operating Officer, Identification Products effective April 1, 2012.
(39)	Mr. Hart was appointed Executive Vice President, Identity Management & Cloud Solutions effective April 1, 2012.

Grant of Plan-Based Awards in Fiscal 2012

The following table sets forth certain information with respect to the grant of plan-based awards earned or paid in fiscal 2012 to our Named Executive Officers.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)(2)						Estimated Possible Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards; Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards (Per/Share)	Grant Date Fair Value of Stock and Option Awards (7)
Name	Grant Date	Grant Type	Threshold		Target		Maximum		Threshold	Target	Maximum
Ayman S. Ashour	3/28/2012	Stock Award		—		—		—	$3,984	$159,342	$318,684	—		—	—
	3/28/2012	Stock Options		—		—		—	63,737	63,737	63,737	—		—	—
	3/28/2012	Cash		$3,984		$159,342		$318,684	—	—	—	—		—	—
	6/01/2012	Stock Options		—		—		—	—	—	—	181,141	(4)	$1.20	$134,044

David Wear	3/28/2012	Stock Award		—		—		—	$2,659	$106,372	$212,744	—		—	—
	3/28/2012	Stock Options		—		—		—	42,549	42,549	42,549	—		—	—
	3/28/2012	Cash		$2,659		$106,372		$212,744	—	—	—	—		—	—
	5/03/2012	Stock Options		—		—		—	—	—	—	25,000	(5)	$1.86	$33,010
	6/01/2012	Stock Options		—		—		—	—	—	—	58,333	(4)	$1.20	$43,016
	12/09/2012	Stock Options		—		—		—	—	—	—	50,000	(6)	$1.44	$51,615

Melvin Denton-Thompson	3/28/2012	Stock Award		—		—		—	$3,602	$144,085	$288,170	—		—	—
	3/28/2012 3/28/2012	Stock Options Cash	$	— 3,602	$	— 144,085	$	— 288,170	57,634 —	57,634 —	57,634 —	— —		— —	— —
	6/01/2012	Stock Options		—		—		—	—	—	—	65,274	(4)	$1.20	$48,303

Dr. Manfred Mueller	3/28/2012	Stock Award		—		—		—	$3,202	$128,075	$256,151	—		—	—
	3/28/2012	Stock Options		—		—		—	51,230	51,230	51,230	—		—	—
	3/28/2012	Cash		$3,202		$128,075		$256,151	—	—	—	—		—	—
	6/01/2012	Stock Options		—		—		—	—	—	—	58,021	(4)	$1.20	$42,936
	12/09/2012	Stock Options		—		—		—	—	—	—	50,000	(6)	$1.44	$51,615

Jason Hart	3/28/2012	Stock Award		—		—		—	$3,125	$125,000	$250,000	—		—	—
	3/28/2012	Stock Options		—		—		—	50,000	50,000	50,000	—		—	—
	3/28/2012	Cash		$3,125		$125,000		$250,000	—	—	—	—		—	—
	6/01/2012	Stock Options		—		—		—	—	—	—	58,333	(4)	$1.20	$43,166
	12/09/2012	Stock Options		—		—		—	—	—	—	50,000	(6)	$1.44	$51,615

Joseph Tassone	3/28/2012	Stock Award		—		—		—	$2,500	$100,000	$200,000	—		—	—
	3/28/2012	Stock Options		—		—		—	40,000	40,000	40,000	—		—	—
	3/28/2012	Cash		$2,500		$100,000		$200,000	—	—	—	—		—	—
	6/01/2012	Stock Options		—		—		—	—	—	—	46,667	(4)	$1.20	$34,534
	12/09/2012	Stock Options		—		—		—	—	—	—	50,000	(6)	$1.44	$51,615

(1)	Refers to the potential cash award payouts for 2012 performance under the Company’s 2011 Incentive Compensation Plan, as further discussed in Compensation Discussion and Analysis. “Threshold” amounts represent 25% of each Named Executive Officer’s annual base salary, before the voluntary reduction; “Target” amounts represent 50% of each Named Executive Officer’s annual base salary, before the voluntary reduction; and “Maximum” amounts represent 200% of each Named Executive Officer’s annual base salary, before the voluntary reduction. In the case of Mr. Wear, the annual base salary represents only eight months, as he joined the Company in May 2012. As plan performance targets were not reached, no cash awards were paid to our executives for 2012 performance.
(2)	For Messrs. Ashour, Wear, Denton-Thompson and Mueller, amounts shown in dollars are converted from the respective local currencies in which these executives are paid, and were derived using average quarterly exchange rates for 2012, as described in Footnote 36 of the Summary Compensation Table, above.
(3)	Refers to the potential share and option award payouts for 2012 under the Company’s 2011 Incentive Compensation Plan, as further discussed in Compensation Discussion and Analysis. For the potential share awards, “Threshold” amounts represent 25% of each Named Executive Officer’s annual base salary; “Target” amounts represent 50% of each Named Executive Officer’s annual base salary; and “Maximum” amounts represent 100% of each Named Executive Officer’s annual base salary. The dollar amounts of such share awards are paid out in stock in the numbers of shares into which the dollar amount converts at the time of payout of the award using the conversion rate specified in the incentive plan. Potential option awards are calculated as the number of options equal to the number of dollars representing 20% of each Named Executive Officer’s annual base salary, in dollars. No performance-based option awards were made to our executives for 2012.
(4)	Reflects stock options awarded in consideration for a voluntary reduction to base salary, effective June 1 – December 31, 2012. Options vest in equal monthly installments over a 12-month period commencing on the date of grant and have an exercise price equal to the closing price of the Company’s common stock on NASDAQ on the grant date. Further details are provided in Compensation Discussion and Analysis.
(5)

Reflects initial stock options awarded upon joining the Company. The exercise price of these options is equal to the closing price of the Company’s common stock on NASDAQ on the date of grant. The options vest on a four-year schedule with 25% vesting one year from the date of grant and the reminder vesting 1/36th per month over three years. Further details are provided in Compensation Discussion and Analysis.

(6)

Reflects incentive stock option awards to promote stock ownership for our Named Executive Officers with long-term equity incentive compensation. The exercise price of these options is equal to the closing price of the Company’s common stock on NASDAQ on the date of grant. The options vest on a four-year schedule with 25% vesting one year from the date of grant and the reminder vesting 1/36th per month over three years. Further details are provided in Compensation Discussion and Analysis.

(7)	The grant date fair value of the awards shown reflects actual award values as disclosed in the Summary Compensation Table. For 2012, these amounts were zero, as no stock or option awards were made to Named Executive Officers for 2012 performance.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the outstanding equity awards held by our Named Executive Officers as of December 31, 2012.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price		Option Expiration Date
Ayman S. Ashour	2/28/2011	57,534	0			$2.63	2/28/2018
	6/01/2012	90,571	90,570	(1)		$1.20	6/01/2019

David Wear	5/03/2012	0	25,000	(2)		$1.86	5/03/2019
	6/01/2012 12/09/2012	29,167 0	29,166 50,000	(1) (2)	$ $	1.20 1.44	06/01/2019 12/09/2019

Melvin Denton-Thompson	2/28/2011	39,754	0			$2.63	2/28/2018
	6/01/2012	32,637	32,637	(1)		$1.20	06/01/2019

Dr. Manfred Mueller	4/16/2003	3,329	0			$3.31	4/16/2013
	4/16/2003 9/16/2004	3,832 6,000	0 0		$ $	3.31 2.78	4/16/2013 9/16/2014
	9/16/2004	5,000	0			$2.78	9/16/2014
	7/27/2005	6,000	0			$3.08	7/27/2015
	2/02/2006	5,000	0			$3.23	2/02/2016
	7/05/2006	6,200	0			$3.03	7/05/2016
	9/28/2006	20,000	0			$3.41	9/28/2016
	2/14/2007	20,000	0			$4.02	2/14/2017
	3/23/2007	6,500	0	(3)		$4.34	3/23/2017
	4/22/2008	20,500	0	(4)		$3.12	4/22/2015
	4/28/2009	7,333	667	(4)		$2.42	4/28/2016
	2/28/2011	43,067	0			$2.63	2/28/2018
	6/01/2012 12/09/2012	29,011 0	29,010 50,000	(1)	$ $	1.20 1.44	6/01/2019 12/09/2019

Jason Hart	6/01/2012	29,167	29,166	(1)		$1.20	6/1/2019
	12/09/2012	0	50,000	(2)		$1.44	12/9/2019

Joseph Tassone	02/28/2011	33,600	0			$2.63	2/28/2018
	6/10/2012 12/09/2012	23,334 0	23,333 50,000	(1) (2)	$ $	1.20 1.44	6/01/2019 12/09/2012

(1)	Vests 1/12th per month over one year, commencing date of grant.
(2)	Vests 25% after one year, then 1/48th vests monthly for 36 months.
(3)	Vests 1/12th per month over one year, commencing four years from date of grant.
(4)	Vests 1/48th per month from date of grant.

Option Exercises and Stock Vested

None of our Named Executive Officers exercised options, and no stock awards vested, in fiscal 2012.

Pension Benefits

The Company sponsors three statutory pension plans in Switzerland that are maintained by private insurance companies. In accordance with Swiss law, the plans function as defined contribution plans whereby employee and employer contributions are defined based upon a percentage of an individual’s salary, depending on the age of the employee, and using a guaranteed interest rate, which is annually defined by the Swiss Federal Council and renewed every two years. Mr. Ashour is the only member of our executive management team who participates in these Swiss pension plans.

We record pension costs and benefit obligations related to the Swiss pension plans based on actuarial valuations. These valuations reflect key assumptions determined by management, including the discount rate and expected long-term rate of return on plan assets. The expected long-term rate of return assumption considers the asset mix of the plans’ portfolios, past performance of these assets, the anticipated future economic environment and long-term performance of individual asset classes, and other factors. We measure assets and obligations of the Swiss pension plans in accordance with ASC Topic 715, Compensation – Retirement Benefits (“ASC 715”). As of December 31, 2012 and 2011, the assets of the Swiss pension plans included old-age savings and cash account balances held at the private insurance companies.

2012 Pension Benefits

In 2012, Mr. Ashour participated in our Swiss pension plans. The table below reflects the present value of benefits accrued by Mr. Ashour from the plans.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Ayman s. Ashour Chief Executive Officer and Chairman	Swiss Pension Plans	3	$151,629(1)	—

1)	Represents accumulated benefit of approximately CHF 138,574, based on the exchange rate at December 31, 2012 of one Swiss Franc being equal to $1.09421.

In calculating the present value of accumulated benefits, the Company uses a discount rate assumption of 1.90% and a future pension increase of 0.0%. Additional information about our Swiss pension plans is incorporated herein by reference to Note 13 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

The Company cautions that the values reported in the Present Value of Accumulated Benefit column are theoretical and are calculated pursuant to SEC requirements. The change in pension value from year to year is subject to market volatility and may not represent the value that a Named Executive Officer will actually accrue or receive under the Company’s retirement plans during any given year.

Other than Mr. Ashour, none of our other executive officers participates in the Swiss pension plans, and we do not offer pension benefits to our other executive officers except as required by law in Germany and France. As described in Compensation Discussion and Analysis, on behalf of our executives in Germany and France, we make payments to a government-managed pension program, to government-managed or private health insurance programs, and in some cases for unemployment insurance, as mandated under various European employment laws. These payments are detailed under the “All Other Compensation” column of the Summary Compensation Table.

Employment Agreements; Termination / Change in Control Arrangements

We have entered into employment agreements with each of our Named Executive Officers. Below is a description of the material terms of each agreement, including severance provisions. None of the Named

Executive Officers are of retirement age and none of their respective agreements contain provisions for additional payments upon retirement. We do not offer our executive officers severance benefits in the case of death, disability or voluntary termination.

Following any termination, each of the agreements described below requires the Named Executive Officer to keep as secret all confidential information related to the Company, including, but not limited to, operational and business secrets.

Employment Agreement with Ayman S. Ashour

On December 1, 2009, Bluehill ID, through its wholly-owned subsidiary Bluehill ID Services AG, entered into an employment agreement with Ayman S. Ashour, under which Mr. Ashour served as Bluehill ID’s Chief Executive Officer and President of its board of directors. Mr. Ashour became Executive Chairman of the Board of Identive on January 4, 2010 following the Company’s acquisition of Bluehill ID and the Company assumed his employment agreement with Bluehill ID. Mr. Ashour was appointed Chief Executive Officer and Chairman of the Board on March 1, 2010. Mr. Ashour’s agreement is effective for a three-year term, commencing December 1, 2009, and may be renewed on terms acceptable to both parties for an additional three years. Under the agreement, Mr. Ashour’s annual base salary is CHF 300,000 (approximately $319,500 in 2012) and he is eligible to participate in the Company’s bonus program for executive officers. Under the agreement, if Mr. Ashour is terminated without cause, he is entitled to receive (i) his base monthly compensation until the earlier to expire of 24 months from the date of termination or the then-current term of the agreement and (ii) bonus payments and benefits until the expiration of the current term. In June 2012, his employment agreement was amended to reflect a voluntary 50% salary reduction from June 1 through December 31, 2012, as discussed above in “Compensation Discussion & Analysis.”

On September 27, 2012, Mr. Ashour’s employment agreement was amended to clarify that all references to Bluehill ID A.G., the guarantor under the agreement, are to be deemed references to the Company, and to renew Mr. Ashour’s employment term for a period of three years, beginning December 1, 2012. There is no change in Mr. Ashour’s annual base salary; however the amendment provides that his salary will be subject to annual review by the Compensation Committee of the Board of Directors commencing in 2013. All other terms of Mr. Ashour’s original employment agreement remain unchanged.

Employment Agreement with Melvin Denton-Thompson

On April 29, 2008, Bluehill ID, through its wholly-owned subsidiary Bluehill Micro Tech GmbH, entered into an agreement with Missions-Cadres SARL to secure the services of Melvin Denton-Thompson as Bluehill ID’s Chief Operating Officer and Chief Financial Officer. Mr. Denton-Thompson became Identive’s Chief Financial Officer on January 4, 2010, following the Company’s acquisition of Bluehill ID and the Company assumed the agreement through which Bluehill ID secured his services. Mr. Denton-Thompson’s agreement was effective for a three-year term, commencing May 1, 2008, and was renewable at the option of the Company for an additional 36 months. The agreement may be terminated by either party with or without cause upon six months’ notice. Under the agreement, Mr. Denton-Thompson, through Missions-Cadres SARL, was paid an annual base salary of €150,000 and was eligible to receive a guaranteed payment of €50,000 in shares of the Company’s stock. He also was eligible to participate in the Company’s bonus program for executive officers. In February 2011, Mr. Denton-Thompson’s annual base salary was increased to €225,000 and the guaranteed salary payment of shares was eliminated.

On May 4, 2011, we entered into a new executive employment agreement with Melvin Denton-Thompson that replaced the prior agreement described above and contains the same material terms. The Agreement is effective for a three-year term, commencing May 1, 2011, and may be renewed for an additional three-year period upon mutual consent of the Company and Mr. Denton-Thompson. Under the Agreement, Mr. Denton-Thompson’s annual base salary remains at €225,000, he is also eligible to participate in the Company’s bonus plan for executive officers and he is entitled to customary benefits and five weeks of paid annual vacation. The Agreement is subject to certain other terms and provisions and includes a confidentiality and non-disclosure undertaking, which expires one year after expiration or termination of the Agreement. The Agreement may be terminated by the Company without cause upon 12 months’ notice, during which the Company must continue to pay Mr. Denton-Thompson’s salary and any bonus which he may have earned during such notice period.

On May 3, 2012, we entered into an amendment to Mr. Denton-Thompson’s executive employment agreement, effecting a transition of his role from Chief Financial Officer and Company Secretary to Executive Vice-President, Special Projects, on or before July 1, 2012 and setting the expiration of Mr. Denton-Thompson’s employment agreement on March 31, 2013. Under the amendment, Mr. Denton-Thompson’s rate of compensation, benefits and other key terms of employment remain unchanged. In June 2012, his employment agreement was amended to reflect a voluntary 20% salary reduction from June 1 through December 31, 2012, as discussed above in “Compensation Discussion & Analysis.”

Employment Agreement with Jason Hart

On April 1, 2012, we entered into an executive employment agreement with Jason Hart, Chief Executive Officer of idOnDemand, Inc. (“idOD”), a wholly-owned subsidiary of the Company. Under the terms of the new agreement, Mr. Hart assumed the additional role of Executive Vice President, Identity Management & Cloud Solutions of the Company. The agreement replaces the prior employment agreement between Mr. Hart and idOD dated May 2, 2011, entered into in connection with the Company’s acquisition of a substantial majority of the outstanding shares of idOD from existing shareholders, including Mr. Hart. Under the terms of the new agreement, Mr. Hart will receive an annual base salary of $250,000 and is eligible to participate in the Company’s bonus program for core management executive officers and in the Company’s benefit programs, as in effect from time to time. The initial term of the agreement is two years, and may be extended for such additional period as may be agreed in writing by the Company and Mr. Hart at any time prior to the expiration of the initial term. The Company or Mr. Hart may terminate the agreement at any time without cause upon one year’s prior written notice. From the time of such notice to the end of the one-year notice period, Mr. Hart would continue to receive his then-current fixed salary, the pro rata amount of any bonus payments and all benefits to which he is entitled. The Company may terminate the Agreement for cause at any time without notice and without any payment in lieu of notice. In June 2012, his employment agreement was amended to reflect a voluntary 20% salary reduction from June 1 through December 31, 2012, as discussed above in “Compensation Discussion & Analysis.”

Employment Agreement with Dr. Manfred Mueller

On June 8, 2006, through its wholly-owned subsidiary, SCM Microsystems GmbH, the Company entered into an amended employment agreement with Dr. Manfred Mueller, currently an Executive Vice President and COO of the Identification Products. Under the agreement, Dr. Mueller was paid an annual base salary of €200,000 and was eligible to participate in the Company’s bonus program for executive officers. Either Dr. Mueller or Identive may terminate the agreement and Dr. Mueller’s employment with the Company upon at least six months’ prior written notice. Additionally, should Dr. Mueller be terminated without having caused the Company to give such notice as a result of severe and avoidable misconduct, he also was entitled to receive a severance payment at the time of termination equal to 12 months of his then-current base salary and target bonus of 40% of his then-current annual base salary, payable in a lump sum by SCM Microsystems GmbH.

On February 28, 2010, the Company and SCM Microsystems GmbH entered into a termination agreement with Dr. Mueller that terminated his previous employment agreements, and under which Dr. Mueller was paid a one-time break-up fee of €50,000. Concurrent with the termination agreement, we entered into a new employment agreement with Dr, Mueller, under which he continued to serve as an Executive Vice President of the Company and Chief Executive Officer of the SCM Microsystems business unit, received an annual base salary of €150,000, and was eligible to participate in the Company’s bonus program for executive officers. The term of this employment agreement was 24 months, beginning April 1, 2010, and the agreement was renewable for an additional 24 months at the consent of both parties. Either Dr. Mueller or the Company may terminate the agreement at any time without cause by giving the other party 12 months’ prior written notice. From the time of such notice to the end of the 12-month notice period, Dr. Mueller would continue to receive his then-current fixed salary and any bonus payments. Following any termination, Dr. Mueller is subject to a 12-month non-solicitation provision.

On February 16, 2012, we entered into an amended and restated executive employment agreement with Dr. Manfred Mueller, under which Dr. Mueller’s role changed from Executive Vice-President and Managing Director of Identive’s ID Infrastructure division to Executive Vice President & Chief Operating Officer, Identification Products, effective April 1, 2012. In connection with the change in position, Dr. Mueller will be paid an annual base salary of €200,000 and continues to be eligible to participate in the Company’s bonus program for core management executive officers and in the Company’s benefit programs, as in effect from time to time. The Company has waived any obligation of Dr. Mueller to repay the break-up fee previously paid to him in connection with a Termination Agreement and Release, dated April 1, 2010, arising out of the merger of Bluehill ID AG and SCM Microsystems, Inc. The initial term of the amended agreement is 36 months, and may be extended for an additional term of 24 months by mutual agreement at any time prior to the expiration of the initial term. The Company or Dr. Mueller may terminate the amended agreement at any time without cause upon 12 months’ prior written notice. From the time of such notice to the end of the 12-month notice period, Dr. Mueller would continue to receive his then-current fixed salary and any bonus payments. The Company may terminate the amended agreement for cause at any time without notice and without any payment in lieu of notice. In June 2012, his employment agreement was amended to reflect a voluntary 20% salary reduction from June 1 through December 31, 2012, as discussed above in “Compensation Discussion & Analysis.”

Employment Agreement with Joseph Tassone

On February 22, 2010, Identive entered into an employment agreement with Joseph Tassone, who became the Company’s Executive Vice President for Technology and Product Management on January 19, 2010 following the Company’s acquisition of Bluehill ID. Under the agreement, Mr. Tassone was paid an annual base salary of $168,000 and he was eligible to participate in the Company’s bonus program for executive officers. The agreement may be terminated by the Company at any time without cause with six months’ prior written notice, during which notice period Mr. Tassone is entitled to receive his monthly fixed salary and any bonus payments. Additionally, following any termination, Mr. Tassone is subject to a three-year non-solicitation provision. In February 2011, Mr. Tassone’s annual base salary was increased to $200,000. In June 2012, his employment agreement was amended to reflect a voluntary 20% salary reduction from June 1 through December 31, 2012, as discussed above in “Compensation Discussion & Analysis.” In January 2013, Mr. Tassone’s annual base salary was increased to $225,000.

Employment Agreement with David Wear

On May 3, 2012, the Company entered into an executive employment agreement with David Wear, under which Mr. Wear serves as Executive Vice President, Finance and under which he additionally assumed the role of Chief Financial Officer and Secretary effective June 15, 2012. The initial term of the amended agreement is 36 months, and may be extended by mutual agreement at any time prior to the expiration of the initial term. Mr. Wear’s annual base salary is £200,000 and he is eligible to participate in the Company’s bonus program for executive officers. The Company or Mr. Wear may terminate the Agreement at any time without cause upon 12 months’ prior written notice. From the time of such notice to the end of the 12-month notice period, Mr. Wear would continue to receive his then-current fixed salary and any bonus payments. The Company may terminate the Agreement for cause at any time without notice and without any payment in lieu of notice. If the Company (or its successor) terminates Mr. Wear without cause within 12 months following a Change of Control, as defined in the agreement, and Mr. Wear executes a general release which is not revoked on or before 60 days following the date of termination, then: (i) Mr. Wear will be entitled to receive a severance payment equal to 200 percent of his then-current fixed salary on the 60th day following the date of termination; and (ii) all equity awards granted prior to the Change of Control which would have become vested and exercisable within 18 months following the date of termination shall accelerate and become vested and exercisable as of the 60th day following the date of termination. In June 2012, his employment agreement was amended to reflect a voluntary 16.8% salary reduction from June 1 through December 31, 2012, as discussed above in “Compensation Discussion & Analysis.”

Contractual Arrangements Regarding Termination Payments

The information below describes certain compensation that would have become payable under contractual arrangements assuming a termination of employment occurred on December 31, 2012, based upon the Named Executive Officers’ compensation and service levels as of such date. All unexercised, vested stock options expire ninety days from the date of termination.

If Mr. Ashour had been terminated by the Company for any reason other than for severe and avoidable misconduct, as of December 31, 2012, under his employment agreement, he would have been entitled to receive a 24-month release period payment of CHF 600,000 and other compensation of CHF 100,334 related to benefit expenses, or approximately $743,952, based on the average exchange rate for December 2012 of one Swiss Franc being equal to 0.94137 U.S. Dollars. In addition, he also would have received any bonus payments to which he was entitled.

If Mr. Wear had been terminated by the Company for any reason other than for severe and avoidable misconduct, as of December 31, 2012, under his employment agreement, he would have been entitled to receive a 12-month release payment of £200,000, or approximately $319,117, based on the average exchange rate for December 2012 of one British Pound being equal to 0.62673 U.S. Dollars. In addition, he also would have received any bonus payments to which he was entitled.

If Mr. Denton-Thompson had been terminated by the Company for any reason other than for severe and avoidable misconduct, as of December 31, 2012, under his employment agreement, he would have been entitled to receive a 12-month release payment of €225,000, or approximately $291,338, based on the average exchange rate for December 2012 of one Euro being equal to 0.7723 U.S. Dollars. In addition, he also would have received any bonus payments to which he was entitled.

If Dr. Mueller had been terminated by the Company for any reason other than severe and avoidable misconduct as of December 31, 2012, he would have been entitled to receive a 12-month release period payment of €200,000, or approximately $258,967, based on the average exchange rate for December 2012 of one Euro being equal to 0.7723 U.S. Dollars. In addition, he also would have received any bonus payments to which he was entitled.

If Mr. Hart had been terminated by the Company for any reason other than severe and avoidable misconduct as of December 31, 2012, he would have been entitled to receive a one-year release period payment of $250,000. In addition, he also would have received any bonus payments to which he was entitled, as well as any benefits.

If Mr. Tassone had been terminated by the Company for any reason other than severe and avoidable misconduct as of December 31, 2012, he would have been entitled to receive a 6-month release period payment of $100,000. In addition, he also would have received any bonus payments to which he was entitled.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2012 about our Common Stock that may be issued upon the exercise of options and rights granted to employees, consultants or members of our Board of Directors under all of our existing equity compensation plans, including our 1997 Stock Plan, Director Plan, 2000 Nonstatutory Stock Option Plan (the “Nonstatutory Plan”), 2007 Stock Option Plan and the Bluehill ID stock option plans assumed in connection with our acquisition of Bluehill ID (the “Bluehill Plans”), the 2010 Bonus and Incentive Plan (the “2010 Plan”) and the 2011 Incentive Compensation Plan (the “2011 Plan”). Each of the 1997 Stock Plan, Director Plan and Nonstatutory Plan have expired and no additional awards will be granted under such plans.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (1)	3,794,291	$1.8431	9,470.798
Equity compensation plans not approved by security holders (2)	254,681	$3.3491	—
Total	4,048,972	$1.9378	9,470.798

(1)	Equity plans approved by stockholders consist of the 2007 Stock Option Plan, the 1997 Stock Plan, the Director Plan, the Bluehill Plans, the 2010 Plan, the 2011 Plan and the ESPP.
(2)	Equity plans not approved by stockholders consist of the Nonstatutory Plan. The Nonstatutory Plan expired in 2010 and no more options can be granted under this plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

The Company has implemented a policy covering “Related Party Transaction Policies and Procedures” (the “Policy”). Among its other duties and responsibilities, the Audit Committee of the Board of Directors reviews and monitors all related party transactions. Under the Policy, our Board of Directors is required to review and approve the material terms of all “Interested Transactions” involving a related party (including directors, director nominees, executive officers, greater-than-5% beneficial owners, and their respective immediate family members), subject to certain exceptions. An “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 per year or $30,000 in any quarter, (2) the Company is a participant and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). In determining whether to approve or ratify an Interested Transaction, our Board of Directors is required to take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Exceptions to the Policy include Interested Transactions for which standing pre-approval has been authorized, such as the hiring of executive officers and the payment of compensation to directors, where such compensation is required to be disclosed in the Company’s annual, quarterly or current filings; transactions involving competitive bids; and regulated transactions, such as for the rendering of regulated services, for example with a public utility. At least annually, a summary of new transactions covered by the standing pre-approvals described above is provided to the Audit Committee for its review.

To ensure the Policy is being followed, the Company requires each of its non-employee directors and each of its executive officers to provide and update information about related party relationships and related party transactions on a quarterly and annual basis. This information is reviewed by the Company’s corporate accounting personnel, which also reviews its sales and purchasing transactions on an ongoing basis to identify any transactions with known related parties.

Our Related Party Transaction Policy is in writing and has been communicated by management to our employees.

Related Party Transactions

Sale of Shares of Payment Solution. As previously disclosed, on January 30, 2012, Bluehill ID AG, a majority-owned subsidiary of the Company, acquired approximately 58.8% of the outstanding shares of payment solution AG, a company organized under the laws of Germany (“payment solution”), pursuant to the terms and conditions contained in Share Exchange Agreements, each dated January 30, 2012, and entered into individually with 18 selling shareholders of payment solution (the “Selling Shareholders”) in Germany and Switzerland. In exchange for the shares of payment solution, the Company issued an aggregate of 1,357,758 shares of its Common Stock to the Selling Shareholders, having a value of approximately €2.35 million (or approximately $3.03 million), or €40,000 per 1% ownership interest in payment solution. The amount of consideration for the payment solution shares was determined by arms’-length negotiations between the Company and the Selling Shareholders. Mountain Partners AG, a significant stockholder of the Company immediately prior to the January 2012 transaction, was a Selling Shareholder and held approximately 10.0% of payment solution. Daniel Wenzel, a director of the Company, is an affiliate of Mountain Partners. On April 2, 2012, the Company acquired additional non-controlling interest and increased its ownership to approximately 82.5% of the outstanding shares of payment solution, in exchange for 548,114 shares of the Company’s Common Stock.

Hirsch / Secure Keyboards Settlement Agreement. As previously disclosed, on April 8, 2009, Identive entered into a settlement agreement (the “2009 Settlement Agreement”) with Secure Keyboards, Ltd. (“Secure Keyboards”), Secure Networks, Ltd. (“Secure Networks”), each of the respective general partners of Secure Keyboards and Secure Networks, which included Mr. Midland, currently one of our directors and a Senior Vice President of Identive, and Hirsch Electronics Corporation (the predecessor to Hirsch Electronics LLC, a wholly owned subsidiary of Identive). Mr. Midland holds a 29.93% interest in Secure Keyboards, and a 6.59% interest in Secure Networks. Under the settlement agreement, the parties resolved the disputes that had arisen between them relating to the merger between Hirsch and Identive, and a previous settlement agreement entered into among Hirsch, Secure Keyboards and Secure Networks. The settlement agreement provides that Hirsch make an annual payment to Secure Keyboards and Secure Networks of $986,000 for 2009, and subsequent installment payments to be made in future periods through 2020. Identive has provided a limited guarantee of Hirsch’s payment obligations. Hirsch’s payment obligations under the settlement agreement will continue until December 31, 2020, unless Hirsch earlier elects to satisfy its obligations by making a lump-sum payment to Secure Keyboards. Hirsch paid approximately $1.1 million under the settlement agreement in 2012. If Hirsch does not elect to earlier repay its obligations to Secure Keyboards, the aggregate amount of payments to be made under the settlement agreement from 2013 through 2020 is approximately $7.3 million.

OTHER MATTERS

We do not intend to bring any matters before the Annual Meeting other than those set forth herein, and our management has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our Board of Directors may recommend.

By Order of the Board of Directors of

Identive Group, Inc.

David Wear

Secretary

Santa Ana, California

April 22, 2013

IDENTIVE GROUP, INC.

PROXY FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at

1-800-PROXIES, or via the Internet at WWW. PROXYVOTE.COM and follow the simple instructions.

Use the Company Number and Account Number shown on your proxy card.

The undersigned stockholder of IDENTIVE GROUP, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of 2013 Annual Meeting of Stockholders and Proxy Statement, each dated April 22, 2013, and hereby appoints each of Ayman S. Ashour and David Wear as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders to be held at the offices of Greenberg Traurig, LLP, One International Place, Boston, Massachusetts 02110 on June 4, 2013 at 10:00 a.m. local time, and any adjournment(s) and postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote thereat if then and there personally present, on the matters in the manner set forth on the reverse side:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

[SEE REVERSE SIDE]

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The notice of meeting, Proxy Statement and proxy card

are available at www.proxyvote.com.

Annual Meeting of Stockholders of

Identive Group, Inc.

June 4, 2013

Please sign, date and mail

your proxy card in the envelope provided

as soon as possible.

The Board of Directors recommends a vote “FOR” all proposals.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends you vote “FOR ALL” on the following proposal:

1.	Election of Directors	For All	Withhold All	For all Except

01 – Phil Libin		☐	☐	☐

The Board of Directors recommends you vote “FOR” the following proposal:

2.	To approve the advisory resolution on Named Executive Officer compensation (“Say on Pay”)	For	Against	Abstain

		☐	☐	☐

The Board of Directors recommends you vote “FOR” the following proposal:

3.	To ratify the appointment of Ernst & Young GmbH, an independent registered public accounting firm, as the independent auditor of the Company for the fiscal year ending December 31, 2013.	For	Against	Abstain

		☐	☐	☐

And to transact other such business as may properly come before the meeting or at any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS NOS. 1, 2, AND 3.

Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the Annual Meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

SIGNATURE(S)                                                           DATE

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint signers should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Annual Meeting of Stockholders of

Identive Group, Inc.

June 4, 2013

PROXY VOTING INSTRUCTIONS

VOTE BY INTERNET - www. proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.